                                                                    Exhibit 99.2

Item 7. Management's  Discussion and Analysis of Financial Condition and Results
        of Operations

Overview

The following  discussion  should be read in conjunction  with the  consolidated financial  statements,  the  notes  thereto,  and the  selected  financial  data appearing  elsewhere  in this  Form  10-K.  Historical  results  and  percentage relationships  set forth in the  consolidated  financial  statements,  including trends  which  might  appear,  should  not be  taken  as  indicative  of  future
operations.   The  Company   considers   portions  of  the   information  to  be
"forward-looking statements" within the meaning of Section 27A of the Securities
Exchange  Act of 1933 and Section 21E of the  Securities  Exchange  Act of 1934,
both as amended, with respect to the Company's  expectations for future periods.
Some  examples  of  forward-looking  statements  include  statements  related to acquisitions  (including  any related pro forma  financial  information)  future capital  expenditures,  financing  sources and  availability  and the effects of environmental  and other  regulations.  Although the Company  believes  that the expectations  reflected  in those  forward-looking  statements  are  based  upon reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and sales, and continued access to capital to fund growth. For this purpose, any statements  contained in this report that are not statements of historical  fact should be considered to be forward-looking statements. Some of the words used to identify forward-looking statements include "believes",  "anticipates", "plans",
"expects",  "seeks",  "estimates",  and  similar  expressions.   Readers  should
exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases,  beyond the  Company's  control and could  materially  affect the
Company's actual results, performance or achievements.

The Company is engaged  primarily  in the  ownership,  management,  acquisition, rehabilitation and development of residential  apartment communities in selected
Northeast,  Mid-Atlantic,  Midwest and Southeast Florida markets. As of December
31, 2005, the Company operated 158 apartment communities with 47,001 apartments.
Of  this  total,  the  Company  owned  153  communities,  consisting  of  43,432
apartments,   managed  as  general  partner  one  partnership   that  owned  868
apartments,  and fee managed four  properties  with 2,701  apartments  for third parties.

Executive Summary

The Company  operated  during 2005 in an  improving  economic  environment.  The recession,  which started in 2001,  continued through mid-2004  resulting in job losses in many parts of the country. For historical reference,  Home Properties'
markets experienced  negative job growth of -0.4% in 2001 and -0.9% in 2002. For
2003, the Company's markets, as well as the country as a whole, experienced flat job growth.  For 2004 and 2005, both the Company's  markets and the country as a whole experienced  positive job growth; 1.0% and 1.1% for the Company,  and 1.7%
and 1.5% for the  country,  respectively.  An  increase  in job growth  leads to household formations, which creates an increase in demand for rental housing. In addition,  the increasing home mortgage  interest rate  environment made it more challenging  for potential  residents who  considered  making the switch to home ownership.  Home  ownership  continues to be the number one reason our residents give for moving out of our  communities.  In 2001,  home  purchases  represented
17.8% of our  move-outs,  growing to 18.8% in 2002,  19.6% in 2003, and leveling off at 19.5% for 2004 and 19.4% in 2005. A continued  increase in home  mortgage rates could push this level down,  which would  positively  affect our  turnover rates and improve occupancy.  As referenced in our Market  Demographics table on page 9 of this  report,  job growth for our  markets  improved in 2005 with 1.1%
growth  over  2004,  on top of the 1.0%  growth in 2004 over  2003.  As there is usually a lag between job growth and household formation,  this recovery did not create a measurable increased demand for our apartments until the second half of
2005.  During the first six months of 2005,  same  property rent was up 1.4% and total property revenue was up 1.8%. These improved to 2.5% for rent and 4.0% for total revenue for the second six months of 2005.

The  reason  for  using  rent  concessions,  and the  ultimate  level  of  those concessions,  has changed over the past few years. Concessions for 2003 were 119 basis  points of rental  revenue,  which  dropped to 87 basis  points for all of
2004,  and  increased  to 105  basis  points  for  2005.  In 2003,  the  Company positioned itself to improve occupancy, which resulted in less aggressive rental rate increases and a greater use of rent  concessions.  In 2004, we were able to maintain  and improve  occupancies  while  reducing  concessions  as the economy improved. In 2005, the overall level of concessions increased to help soften the much more  aggressive  rental  increases and  significant use of water and sewer expense  recovery  which the Company  started to pass  through to the  residents during 2005.

The Company owned 116 communities  with 33,422  apartment units  throughout 2004 and  2005  where  comparable  operating  results  are  available  for the  years presented (the "2005 Core Properties").  Occupancies at the 2005 Core Properties
increased slightly by 10 basis points,  from 93.4% to 93.5%.  Occupancies in the fourth quarter of 2005 averaged 93.7%, compared to 92.7% a year ago. The Company uses a  measurement  referred to as Available to Rent, or ATR. This is a leading indicator to assess future  occupancy  rates by reference to units which will be available for rent,  based upon leases signed or  termination  notices  received relating to future move in/move out dates.  As of the middle of February,  2006, our ATR was 7.0%, compared to the same time period a year ago when ATR was 7.8%.
The fact that ATR is 0.8%  better  than 2005 is not  surprising,  given the fact that the fourth  quarter of 2005 was 1.0% ahead the previous  year in occupancy.
This is a positive trend as we enter 2006.

Total Same Store Properties  (including  Detroit) rental revenue growth for 2005 was  projected to be 3.3%,  consisting  of 2.5% in rental rate  growth,  0.3% in occupancy improvement, and 0.5% in reduction to concessions. Actual results were
2.2% in  rental  rate  growth,  0.1% drop in  occupancy,  and 0.2%  increase  to concessions,  totaling  1.9% total  rental  revenue  growth.  It is difficult to compare rental growth without  including the utility  recovery  revenue which is classified  as property  other  income.  The Company  recorded  $3.2  million of recovery  revenue in 2005 verses only $100,000 in 2004. This put pressure on the ability to raise base rent, as this  initiative was not  originally  budgeted at the beginning of 2005. Actual results,  including utility recovery revenue, were
3.0% in  rental  rate  growth,  0.1% drop in  occupancy,  and 0.2%  increase  to concessions,  totaling  2.7%  total  rental  revenue  growth  including  utility recovery income.

In  November  2005,  the Company  announced  its  intention  to sell its Detroit portfolio to focus on its target core markets. The operating results for Detroit produced  negative year over year growth in 2005. This was a large  contributing factor in results not  achieving  the 2005 revenue  growth of 3.3% that had been projected.  If Detroit results are left out, as those  properties are classified as held for sale, the balance of the 2005 Core Properties achieved the following
(including utility recovery revenue):  3.2% in rental rate growth, 0.1% increase in occupancy, and 0.2% increase to concessions, netting out to 3.1% total rental revenue growth.

The guidance for 2006 Same Store  Properties  (apartment  units owned throughout
2005 and 2006)  revenue  growth is 4.8%.  Rental rates are projected to increase
3.4%, including  above-average rental increases at certain communities resulting from the  continued  efforts  to upgrade  the  properties.  The effect  from the utility recovery  revenue program is included in rental rate growth,  which adds
0.4% of the 3.4%  increase.  Occupancies  are expected to increase  0.3% for the year, and  concessions  are projected to slow down slightly,  adding 0.1% to net rental  income,  such that rental  revenues  are  projected  to  increase  3.8%.
Property  other  income is expected to  increase  substantially  year over year, increasing  the 3.8% rental  revenue  growth to 4.8% total revenue  growth.  The items  driving the  property  other income  growth are a $3.9  million  marginal increase  in water  and  sewer  recovery  revenue  and a $1.3  million  marginal increase in heating cost recovery revenue from the utility recovery initiatives.

Expenses for 2006 Same Store  Properties  are  projected to increase  5.3%.  See below under "Results of Operations" for more details on expense comparisons.

These revenue and expense  projections  result in 2006 Same Store Properties net operating  income  ("NOI")  growth of 4.3% at the  mid-point  of 2006  guidance.
Markets  where the Company  expects above  average NOI growth  include:  Florida
(+9.0%);  Washington,  D.C. (+7.5%);  Baltimore (+5.9%);  Philadelphia  (+5.5%).
Average growth is expected in the New York City Metro area (+4.0%). Markets with below average expectations  include:  Upstate New York (+3.0%);  Boston (+2.7%);
Chicago (0.0%); and Detroit (-1.5%).  Certain historical demographic information for these markets may be found in the tables on pages 9 and 10 of this report.

Of the two items  making up NOI - revenue and  operating  expenses,  the revenue component  is likely to be more  volatile.  An  improving  economy  could create higher demand for rental housing above that projected. An economic recovery that stumbles or creates  little new job growth could put  pressure on the  Company's ability to reach the  mid-point of guidance.  The Company has given FFO guidance for 2006 with a range of $2.88 to $3.00 per share.

The Company  has  anticipated  closing on  acquisitions  of $150  million in its budget  for  2006.  The  Company  is  committed  to a  disciplined  approach  to acquisitions,  but at the same time  recognizes that the continued long term low interest  rate levels allow the Company  flexibility  to adjust hurdle rates and bids to reflect market conditions. The Company is also targeting $250 million in dispositions,  mostly from the sale of its entire Detroit  portfolio.  While the acquisition  market will likely continue to be very competitive,  the Company is confident that the 2006 acquisition goal of $150 million is achievable.

During  2005,  the  Company  increased  its  level  of stock  buy-back  activity substantially, repurchasing approximately 2.8 million shares at a weighted price
slightly  in  excess  of  $40.00  per  share.  The  Company's   strategy  is  to
opportunistically  repurchase  shares at a discount to its  underlying net asset value, thereby continuing to build value for shareholders. The Company estimates its net asset  value per  share at  December  31,  2005 to be  $52.45,  based on capitalizing  at 6.3% the  annualized  and  seasonally  adjusted  fourth quarter property net income,  plus a 3% growth factor,  minus a management fee. With the difficult and competitive  acquisition  environment described above, the Company believes buying back stock is a logical use of funds.  The Company will continue to  monitor  stock  prices,  the  published  net  asset  value  and  acquisition alternatives  to determine the current best use of capital between stock buyback and acquisitions.

During  2006,  the  Company  anticipates  increasing  leverage  to  a  level  of approximately  49% of debt-to-total  market  capitalization in order to meet the above-described  acquisition goals. Finally,  although not contemplated based on the announced  level of acquisitions  of $150 million,  if the acquisition  pace were to increase, the Company would consider a combination of increased sales of under-performing  or isolated  apartment  communities and issuance of cumulative redeemable preferred stock to raise additional capital.

Results of Operations

Comparison of year ended December 31, 2005 to year ended December 31, 2004.

The Company owned 116 communities  with 33,422  apartment units  throughout 2004 and  2005  where  comparable  operating  results  are  available  for the  years presented (the "2005 Core Properties").  For the year ended  December 31,  2005, the 2005 Core Properties showed an increase in rental revenues of 2.4% and a net operating income increase of 2.9% over the 2004 year-end period.  Property level operating  expenses increased 3.8%. Average economic occupancy for the 2005 Core
Properties  increased  from 93.4% to 93.5%,  with average  monthly  rental rates increasing 2.4% to $1,000 per apartment unit.

A summary of the 2005 Core Property NOI is as follows:

                                       2005             2004        $ Change    % Change
                                       ----             ----        --------    --------
Rental Income                  $374,816,000     $366,085,000      $8,731,000        2.4%
                               ------------     ------------      ----------        ---

Utility Recovery Revenue          2,756,000           95,000       2,661,000     2801.1%
Other Income                     19,150,000       17,918,000       1,232,000        6.9%
                               ------------     ------------      ----------        ---
Total Property Other Income      21,906,000       18,013,000       3,893,000       21.6%
                               ------------     ------------      ----------        ---
Total Revenue                   396,722,000      384,098,000      12,624,000        3.3%

Operating and Maintenance      (176,339,000)    (169,954,000)     (6,385,000)      (3.8%)
                               ------------     ------------      ----------        ---
Net Operating Income           $220,383,000     $214,144,000      $6,239,000        2.9%
                               ============     ============      ==========        ===

NOI may fall within the definition of "non-GAAP  financial measure" set forth in
Item 10(e) of Regulation S-K and, as a result,  Home  Properties may be required to include in this report a  statement  disclosing  the  reasons why  management believes  that  presentation  of this measure  provides  useful  information  to investors.  Home  Properties  believes  that NOI is  helpful to  investors  as a supplemental  measure of the  operating  performance  of a real  estate  company because it is a direct measure of the actual operating  results of the Company's apartment properties. In addition, the apartment communities are valued and sold in the market by using a multiple of NOI.  The Company also uses this measure to compare its performance to that of its peer group.

During  2005,  the Company  acquired a total of 2,430  apartment  units in seven communities  (the "2005  Acquisition  Communities").  In  addition,  the Company experienced  full-year  results for the 2,394 apartment units in eight apartment communities (the "2004 Acquisition Communities") acquired during 2004 which were held and used  through  December  31,  2005.  The  inclusion  of these  acquired communities generally accounted for the significant changes in operating results for the year ended December 31, 2005. In addition,  effective April 1, 2004, the reported  income  from  operations  include  the  consolidated  results  of  one investment  where the  Company is the  managing  general  partner  that has been determined to be a Variable Interest Entity ("VIE").

A summary of the NOI from continuing operations for the Company as a whole is as follows:

                                       2005             2004       $ Change     % Change
                                       ----             ----       --------     --------

Rental Income                  $416,709,000     $387,280,000    $29,429,000         7.6%
                               ------------     ------------      ----------        ---
Utility Recovery Revenue          3,128,000          133,000      2,995,000      2251.9%
Other Income                     20,419,000       18,554,000      1,865,000        10.1%
                               ------------     ------------      ----------        ---
Total Property Other Income      23,547,000       18,687,000      4,860,000        26.0%
                               ------------     ------------      ----------        ---
Total Revenue                   440,256,000      405,967,000     34,289,000         8.4%

Operating and Maintenance      (198,487,000)    (180,827,000)   (17,660,000)       (9.8%)
                               ------------     ------------      ----------        ---
Net Operating Income           $241,769,000     $225,140,000    $16,629,000         7.4%
                               ============     ============    ===========         ===

During 2005, the Company  disposed of four properties with a total of 816 units, which had  partial  results  for 2005 (the "2005  Disposed  Communities").  Also during 2005,  the Company  placed  twenty-one  properties  with a total of 5,138 units into held for sale  status,  5,046 of which had full year results for 2005 and 2004 and 92 of which  were  acquired  during  2004 (the  "2005 Held for Sale
Communities").  The results of these disposed and held for sale  properties have been  reflected  in  discontinued  operations  and are not included in the table above.

For the year ended  December 31, 2005,  income from  operations  (income  before equity in earnings (losses) of  unconsolidated  affiliates,  minority  interest, discontinued operations and gain (loss) on disposition of property and business)
decreased by $4,354,000 when compared to the year ended  December 31,  2004. The decrease was primarily  attributable  to the following  factors:  an increase in
rental  income  of  $29,429,000,   an  increase  in  property  other  income  of
$4,860,000, a decrease in general and administrative expense of $4,326,000 and a decrease in  impairment  of assets held as general  partner of  $716,000.  These changes  were more than  offset by an  increase  in  operating  and  maintenance expense of  $17,660,000,  an  increase in interest  expense of  $14,820,000,  an increase in  depreciation  and  amortization  of  $10,546,000  and a decrease in interest and other income of $659,000.  Each of the items are  described in more detail below.

Of the $29,429,000 increase in rental income, $11,451,000 is attributable to the
2004 Acquisition Communities, $8,180,000 is attributable to the 2005 Acquisition
Communities and $1,067,000 is attributable to the  consolidation of the VIE. The balance of $8,731,000  relates to a 2.4% increase from the 2005 Core  Properties due  primarily  to an  increase  of  2.4%  in  weighted  average  rental  rates, accompanied by an increase in average economic occupancy from 93.4% to 93.5%.

In the current improving economic  environment,  it is very difficult to project rental rate and occupancy  results.  The Company has provided guidance for 2006, which, at the mid-point of the range,  anticipates  same store revenue growth of
4.8%,  including  above-average  rental increases from the continued  efforts to upgrade the properties. Occupancy levels are expected to slowly improve from the level at the end of the fourth  quarter of 2005,  producing an expected  average for 2006 Same Store  Properties  of 93.7%,  30 basis  points  higher than all of
2005.

Property other income,  which consists primarily of income from utility recovery charges,  operation of laundry facilities,  late charges,  administrative  fees, garage and carport rentals,  revenue from corporate  apartments,  cable revenue, pet  charges,  and  miscellaneous  charges to  residents,  increased  in 2005 by
$4,860,000.  Of this increase,  $661,000 is attributable to the 2004 Acquisition
Communities,  $287,000 is attributable to the 2005  Acquisition  Communities and
$19,000 is attributable to the VIE. The balance of $3,893,000 represents a 21.6%
increase  attributable  to the 2005 Core  Properties.  Included in the 2005 Core
Properties  increase is $2,661,000 which represents  increased  utility recovery revenue compared to 2004.

Other income,  which primarily reflects management and other real estate service fees  recognized  by the Company,  decreased  in 2005 by  $759,000.  This is due primarily to a decrease in the level of  management  activity as a result of the sale of the affordable  limited  partnerships  partially  offset by increases in other fee managed properties.

Of the $17,660,000 increase in operating and maintenance expenses, $6,439,000 is attributable to the 2004 Acquisition Communities,  $3,750,000 is attributable to the 2005 Acquisition  Communities and $1,086,000 is attributable to the VIE. The balance  for the 2005  Core  Properties,  a  $6,385,000  increase  in  operating expenses or 3.8%, is primarily a result of increases in utilities, personnel and real estate  taxes,  offset in part by reductions  in  advertising,  repairs and maintenance, and property insurance.

The breakdown of operating and maintenance costs for the 2005 Core Properties by line item is listed below (in thousands):

                                       2005       2004   $ Variance   % Variance
                                       ----       ----   ----------   ----------
Electricity                        $  7,114   $  6,934    $   (180)       (2.6%)
Gas                                  20,839     17,423      (3,416)      (19.6%)
Water & Sewer                        10,244      9,644        (600)       (6.2%)
Repairs & Maintenance                25,394     25,622         228         0.9%
Personnel Expense                    36,925     36,427        (498)       (1.4%)
Site Level Incentive Compensation     2,501      1,544        (957)      (62.0%)
Advertising                           7,058      7,309         251         3.4%
Legal & Professional                  1,292      1,308          16         1.2%
Office & Telephone                    4,998      5,252         254         4.8%
Property Insurance                    5,120      6,230       1,110        17.8%
Real Estate Taxes                    40,166     38,404      (1,762)       (4.6%)
Snow                                  1,280      1,099        (181)      (16.5%)
Trash                                 2,515      2,441         (74)       (3.0%)
Property Management G&A              10,893     10,317        (576)       (5.6%)
                                   --------   --------     -------        ----
Total                              $176,339   $169,954     $(6,385)       (3.8%)
                                   ========   ========     =======        ====

The natural gas heating cost variance of 19.6% reflects significant increases in the cost of natural gas per decatherm. As of December 31,  2005, the Company had fixed-price contracts covering approximately 75% of its natural gas exposure for the  balance of the  2005/2006  heating  season.  The  Company  has  fixed-price contracts  covering  approximately  49% of its natural gas exposure for calendar year 2006. Risk is further  diversified by staggering contract term expirations.
For the balance of the  2005/2006  heating  season,  the Company  estimates  the average price per decatherm will be approximately $9.64. For calendar year 2006, where the Company has coverage for 49% of its exposure, the Company's negotiated average  price per decatherm was  approximately  $8.47.  A year ago, the average commodity  cost for the season's  contracts was $6.40.  The Company has provided guidance for 2006 which  anticipates a 23% increase (or  $5,900,000)  in natural gas heating costs.  This is based on the  thirty-year  average for the number of degrees  days for 2006.  For  guidance,  the  portion of the  calendar  year not covered  by fixed  price  contracts  is  assumed  to be priced  at a level  that reflects  twelve month strip  pricing as of  February,  2006.  During 2006,  the
Company  plans on increasing  the  percentage  of fixed price  contracts  before entering the 2006/2007 winter heating season.

The over 6% increase  in water and sewer  costs is a function of  municipalities across all regions looking at ways to increase revenues. The Company initiated a program to  allocate  water and sewer  costs to  residents  at a majority of the
Owned Properties in March 2005.

The  decrease  in repairs  and  maintenance  of 0.9% is mainly  attributed  to a
$919,000  decrease in sales tax charges  between  periods.  Included in contract repairs in 2004 is $805,000  of sales tax  expense,  compared to a reduction  in sales tax  expense of  $111,000 in 2005.  See  discussion  on page 39 in section titled  Comparison  of year  ended  December  31,  2004  compared  to year ended
December 31, 2003. The Company has provided  guidance for 2006 which anticipates a 3.6% increase in repairs and maintenance.

Personnel expense was up 1.4% in 2005 versus 2004. Significant variances were in workers compensation,  up $421,000, or 27%, and health insurance, down $867,000, or 33%. For 2006 guidance, personnel costs are anticipated to increase 2.5%.

Site level incentive  compensation was up $957,000, or 62.0%. This represents an increased focus on creating a higher level of property  management  compensation coming from incentive based performance measures.

Advertising costs were down 3.4% as a result of property  management  decreasing spending on major newspaper ads and focusing instead on internet advertising and resident referral programs.

Property  insurance  costs were down 17.8% over 2004.  The  Company  renewed the property and general liability insurance policy for the year beginning November,
2004 at  significantly  reduced  rates,  due to a reduced  number of claims  and better  management  of those  claims.  The  guidance  for 2006  reflects  a 1.6%
decrease in insurance costs.

Real estate taxes were up 4.6% in 2005,  reflecting  increased  assessments  and rates as tax  authorities  struggle  to raise  revenues  in many  regions of the country.  The Company  expects real estate  taxes to increase  only 1.0% in 2006 reflecting  successful  initiatives  to  challenge  assessments  and obtain cost reductions.

Snow  removal  costs  were up 16.5%.  The year 2005  produced  normal  snowfalls compared to below normal snowfall in 2004. Snow removal costs are anticipated to remain at normal levels in 2006.

The  operating  expense ratio (the ratio of operating  and  maintenance  expense compared to rental and property  other income) for the 2005 Core  Properties was
44.4% and 44.2% for 2005 and 2004,  respectively.  This 0.2%  increase  resulted from the 3.3%  increase in total revenue  achieved  through  ongoing  efforts to upgrade and reposition properties for maximum potential being offset by the 3.8%
increase  in  operating  and  maintenance  expense.  In general,  the  Company's operating  expense ratio is higher than that  experienced  in other parts of the country  due to  relatively  high  real  estate  taxes  in its  markets  and the
Company's  practice,  typical in its markets,  of including  heating expenses in base rent.  This ratio could  change as the Company  rolls out its heating  cost recovery program in 2006 and 2007, charging residents for their share of heating costs.

General and  administrative  expenses ("G&A") decreased in 2005 by $4,326,000 or
18%  from  $23,978,000  in 2004  to  $19,652,000  in  2005.  Of  this  decrease,
$3,800,000  is  attributable  to an  accrued  liability  recorded  in the fourth quarter of 2004  relating  to the March  2005  settlement  of a lawsuit  and the payment of certain  related  legal fees,  as described on page 40 in the section titled  Comparison  of year ended  December 31, 2004 to year ended  December 31,
2003. After taking into account the settlement  expense,  all other items of G&A decreased  $526,000 year over year.  Of this net variance,  there was a $481,000 decrease  in the  level  of  corporate  incentive  compensation  and a  $573,000 decrease in other items of G&A;  partially offset by $528,000 increased external costs incurred  specifically to comply with Section 404 of  Sarbanes-Oxley.  The total direct  external  costs  incurred  during 2005 for Section 404  compliance totaled approximately $2,300,000. A significant portion of this related to costs incurred in 2005 to satisfy the first year  efforts for Section 404  compliance.
G&A is expected to decrease 2.6% for 2006,  based on an  expectation  of a lower level of Section 404 costs.

Interest  expense  increased in 2005 by $14,820,000 as a result of the increased borrowings in connection with acquisition of the 2005  Acquisition  Communities, and a full year of interest  expense for the 2004  Acquisition  Communities.  In addition,  amortization  from  deferred  charges  relating to the  financing  of properties  totaled  $1,975,000  and  $1,766,000,  and was  included in interest expense for 2005 and 2004, respectively.

Included in interest expense are prepayment penalties which decreased in 2005 by
$158,000 as  compared  to 2004.  During  2005,  the Company  incurred a total of
$147,000 in prepayment penalties in connection with the refinancing or payoff of certain mortgages compared to $305,000 in 2004.

Depreciation  and  amortization   expense  increased   $10,546,000  due  to  the
additional  depreciation expense on the 2005 Acquisition  Communities and a full year of depreciation  expense for the 2004 Acquisition  Communities,  as well as the  incremental  depreciation  on the capital  expenditures  for  additions and improvements  to the  Core  Properties  in  2005  and  2004 of  $71,481,000  and
$81,379,000, respectively.

Impairment of assets held as General  Partner  decreased from $1,116,000 in 2004 to $400,000 in 2005.  During 2005, the Company  recorded  impairment  charges of
$400,000  relating to the  Company's  estimate  of fair market  value of the one
remaining  VIE.  During  2004,  the  Company  recorded   impairment  charges  of
$1,116,000  (all in the first  quarter).  Of this  total,  $171,000  represented advances  made  during the first  quarter  of 2004 to certain of the  affordable property  limited  partnerships  which the Company  believed would not be repaid upon the sale of the loans.  The remaining  $945,000  pertained to an additional net  impairment  charge  taken on the 38  properties  included in the  Company's planned disposition of its affordable  portfolio to reduce the investment in the partnerships based upon the revisions to the sale contract in the first quarter.
In connection with FIN 46R, the Company was required to consolidate the majority of the affordable limited  partnerships results of operations beginning April 1,
2004.

The equity in earnings  (losses) of  unconsolidated  affiliates of ($538,000) in
2004 is primarily the result of the general partner recording a greater share of the underlying  investment's  losses due to the loans and advances to certain of the affordable  property limited  partnerships  where the limited partner had no capital account. This is pursuant to the accounting  requirements of EITF 99-10,
"Percentage Used to Determine the Amount of Equity Method Losses."

Minority  interest  decreased  $686,000  as a direct  result of the  decrease in income from operations over the prior year.

Included in  discontinued  operations for the year-ended  December 31, 2005, are the Disposition Communities and Held for Sale Communities. The Company generally considers  assets  to be  held  for  sale  when  all  significant  contingencies surrounding  the closing have been resolved,  which often  corresponds  with the actual  closing date.  However,  the Company has classified as held for sale the entire Detroit region  portfolio of nineteen  apartment  communities  containing
5,046  apartment  units.  The Company has  announced  its  intention to sell the portfolio and has met all of the  requirements  under SFAS 144. In addition,  on
April 5, 2006, the Company disposed of two apartment  communities  containing 92 units. The results of these two properties are classified as held for sale as of
December 31, 2005 and are reflected in discontinued operations.

Included in the  $53,975,000  gain on disposition  of property  reported for the year  2005 is the sale of four  apartment  communities  where  the  Company  has recorded a combined gross gain on sale of $73,022,000,  net of minority interest of  $24,227,000.  In addition,  the Company  recorded a $7,686,000  gain, net of minority interest of $2,506,000,  during the year related to the disposal of two affordable partnerships.

In  connection  with the  adoption of FIN 46R,  the Company  recorded a $321,000 cumulative  effect  charge  of a change  in  accounting  principle  in the first quarter of 2004.  This  charge was the result of  negative  capital  accounts of minority interest partners that were absorbed by the Company.

Net income increased  $34,490,000  primarily due to the increase in gain on sale of  discontinued  operations of $42,558,000 in 2005 compared to 2004;  partially offset by $4,885,000 lower income from the operation of discontinued  operations in 2005 compared to 2004.

Comparison of year ended December 31, 2004 to year ended December 31, 2003.

The Company owned 114 communities  with 32,708  apartment units  throughout 2003 and  2004  where  comparable  operating  results  are  available  for the  years presented (the "2004 Core Properties").  For the year ended  December 31,  2004, the 2004 Core Properties showed an increase in rental revenues of 3.7% and a net operating income increase of 2.2% over the 2003 year-end period.  Property level operating  expenses increased 6.6%. Average economic occupancy for the 2004 Core
Properties  increased  from 93.0% to 93.4%,  with average  monthly  rental rates increasing 3.3% to $973 per apartment unit.

A summary of the 2004 Core Property NOI is as follows:

                                    2004           2003      $ Change   % Change
                                    ----           ----      --------   --------
Rental Income               $356,738,000   $343,921,000   $12,817,000      3.7%
Property Other Income         17,585,000     15,563,000     2,022,000     13.0%
                            ------------   ------------    ----------      ---
Total Revenue                374,323,000    359,484,000    14,839,000      4.1%
Operating and Maintenance   (166,530,000)  (156,150,000)  (10,380,000)    (6.6%)
                            ------------   ------------    ----------      ---
Net Operating Income        $207,793,000   $203,334,000    $4,459,000      2.2%
                            ============   ============    ==========      ===

During  2004,  the  Company  acquired  a total of 2,486  apartment  units in ten newly-acquired communities,  2,394 which were held and used through December 31,
2005 (the "2004 Acquisition Communities").  In addition, the Company experienced full-year results for the 730 apartment units in two apartment  communities (the
"2003  Acquisition  Communities")  acquired  during 2003. The inclusion of these
acquired  communities   generally  accounted  for  the  significant  changes  in
operating  results for the year ended December 31, 2004. In addition,  effective
April 1, 2004,  the reported  income from  operations  include the  consolidated results of one investment where the Company is the managing general partner that has been determined to be a VIE.

A summary of the NOI from continuing operations for the Company as a whole is as follows:

                                    2004           2003       $ Change  % Change
                                    ----           ----       --------  --------
Rental Income               $387,280,000   $348,895,000    $38,385,000    11.0%
Property Other Income         18,687,000     15,994,000      2,693,000    16.8%
                            ------------   ------------    -----------    ----
Total Revenue                405,967,000    364,889,000     41,078,000    11.3%
Operating and Maintenance   (180,827,000)  (158,740,000)   (22,087,000)  (13.9%)
                            ------------   ------------    -----------    ----
Net Operating Income        $225,140,000   $206,149,000    $18,991,000     9.2%
                            ============   ============    ===========    ====

During 2004, the Company also disposed of five  properties with a total of 1,646 units, which had partial results for 2004 (the "2004 Disposed Communities"). The results  of these  disposed  properties  have  been  reflected  in  discontinued
operations.

For the year ended  December 31, 2004,  income from  operations  (income  before equity in earnings (losses) of  unconsolidated  affiliates,  minority  interest, discontinued operations and gain (loss) on disposition of property and business)
decreased by $3,188,000 when compared to the year ended  December 31,  2003. The decrease was primarily  attributable  to the following  factors:  an increase in rental income of $38,385,000, an increase in property other income of $2,693,000 and a decrease in  impairment of assets held as general  partner of  $1,402,000.
These changes were more than offset by an increase in operating and  maintenance expense of  $22,087,000,  an increase in general and  administrative  expense of
$1,371,000,  an  increase  in  interest  expense of  $7,152,000,  an increase in depreciation  and  amortization  of  $13,379,000  and a decrease in interest and other  income of  $1,679,000.  Each of the items are  described  in more  detail below.

Of the $38,385,000 increase in rental income,  $4,410,000 is attributable to the
2003   Acquisition   Communities,   $18,132,000  is  attributable  to  the  2004
Acquisition  Communities and $3,026,000 is attributed to the VIE. The balance of
$12,817,000  relates  to a 3.7%  increase  from the  2004  Core  Properties  due primarily to an increase of 3.3% in weighted  average rental rates,  accompanied by an increase in average economic occupancy from 93.0% to 93.4%.

The Company  focused more on improving  occupancy  during 2003 and therefore was less aggressive with rent increases at its Core Properties. The Company reverted back in 2004 to focusing on rent increases,  as seen by the quarter over quarter trend of more aggressive rents. An additional  component of the 3.3% increase in weighted average rent results from the significant  upgrading and  repositioning efforts  discussed  under  "Capital  Improvements"  below.  The Company  seeks a minimum 9% internal rate of return for these  revenue-enhancing  upgrades,  down from the 12% goal referenced in 2003.

Property  other income,  which  consists  primarily of income from  operation of laundry  facilities,  late  charges,  administrative  fees,  garage and  carport rentals, revenue from corporate apartments,  cable revenue, pet charges, utility recovery charges and  miscellaneous  charges to residents,  increased in 2004 by
$2,693,000.  Of this increase,  $229,000 is attributable to the 2003 Acquisition
Communities,  $377,000 is attributable to the 2004  Acquisition  Communities and
$65,000 is attributable  to the VIE. The balance of $2,022,000  represents a 13%
increase attributable to the 2004 Core Properties.  A significant portion of the increase (47%) for the 2004 Core Properties is from telephone  revenue and cable revenue, in particular,  revenue recognized in the amount of $500,000 associated with the  termination  of a  contract  with a  telephone  service  provider.  In addition,  12% of the increase is from increased  laundry revenue as we continue to increase the percentage of owned laundry equipment at the properties.

Other income,  which primarily reflects management and other real estate service fees  recognized by the Company,  decreased in 2004 by  $1,644,000.  This is due primarily to a decrease in the level of  management  activity as a result of the sale of the affordable limited partnerships.

Of the $22,087,000 increase in operating and maintenance expenses, $1,730,000 is attributable to the 2003 Acquisition Communities,  $7,895,000 is attributable to the 2004 Acquisition  Communities and $2,082,000 is attributable to the VIE. The balance  for the 2004 Core  Properties,  a  $10,380,000  increase  in  operating expenses or 6.6%, is primarily a result of increases in  utilities,  repairs and maintenance, personnel, property insurance and real estate taxes, offset in part by reductions in advertising and snow removal costs.

The breakdown of operating and maintenance costs for the 2004 Core Properties by line item is listed below (in thousands):

                                       2004       2003   $ Variance   % Variance
                                       ----       ----   ----------   ----------
Electricity                        $  6,839   $  6,361    $   (478)       (7.5%)
Gas                                  17,173     15,963      (1,210)       (7.6%)
Water & Sewer                         9,400      8,482        (918)      (10.8%)
Repairs & Maintenance                25,083     22,081      (3,002)      (13.6%)
Personnel Expense                    35,491     32,972      (2,519)       (7.6%)
Site Level Incentive Compensation     1,507      1,003        (504)      (50.2%)
Advertising                           7,206      7,863         657         8.4%
Legal & Professional                  1,279      1,216         (63)       (5.2%)
Office & Telephone                    5,161      5,403         242         4.5%
Property Insurance                    6,099      5,242        (857)      (16.3%)
Real Estate Taxes                    37,838     35,654      (2,184)       (6.1%)
Snow                                  1,042      1,746         704        40.3%
Trash                                 2,373      2,423          50         2.1%
Property Management G&A              10,039      9,741        (298)       (3.1%)
                                   --------   --------    --------        ----
Total                              $166,530   $156,150    $(10,380)       (6.6%)
                                   ========   ========    ========        ====

The increase in electric of 7.5% continues a trend of above 5% increases for the past two years,  reflective of market increases versus any substantial  shift in usage.

The natural gas heating cost variance of 7.6% was all a fourth quarter event, as this line item was  breakeven  through  the third  quarter  of 2004.  The fourth quarter of 2003 was relatively mild, plus there have been significant  increases in the cost of natural gas per decatherm.  As of December 31,  2004, the Company had fixed-price contracts covering approximately 99% of its natural gas exposure for the 2004/2005 heating season. The Company has fixed-price contracts covering approximately  59% of its natural gas exposure for calendar  year 2005.  Risk is further diversified by staggering  contract term expirations.  For the 2004/2005 heating  season,  where the Company has  coverage for  approximately  99% of its exposure,  the Company's negotiated average price per decatherm is approximately
$6.08.

The over 10% increase in water and sewer costs are a function of  municipalities across all  regions  looking  at ways to  increase  revenues.  The  Company  was focusing  on a program  to  allocate  water and sewer  costs to  residents  at a majority of the Owned Properties.

The increase in repairs and  maintenance of 13.6% occurred in contract  repairs, painting  and  cleaning.  Included in contract  repairs is $805,000 of sales tax expense,  as described  below,  which accounted for 27% of the total increase in repairs and  maintenance.  Cleaning  costs are up $634,000,  or 21% of the total increase in repairs and maintenance.  A significant portion of this represents a shift  between  personnel  costs and  repairs  and  maintenance  as more of this function was performed by outside contractors versus in-house personnel.

During  April,  2004,  the Company  finalized  negotiations  with New York State settling a sales and use tax audit  covering the period June 1, 1999 through May
31,  2002.  The total cost to the  Company as a result of the audit  amounted to
$861,000  (including  $173,000 of interest expense) for sales tax not charged to the Company by its vendors.  This was included in the first quarter  results and allocated  $312,000 to expense for property  repairs,  $136,000 (before minority interest) to loss on disposition of property,  and $413,000  capitalized to real estate assets for improvements.

As a result of this  audit,  during the  second  quarter  of 2004,  the  Company examined  its sales  and use tax  compliance  in the  other  states in which the
Company operates.  Based upon its internal  analysis,  the Company estimated its liability as of June 30, 2004 in those states where it found  non-compliance and had recorded a liability of $1,712,000.  This was allocated  $493,000 to expense for property  repairs,  $233,000 to interest  expense,  $35,000 (before minority interest) to loss on disposition of property,  and $951,000  capitalized to real estate assets.  The liability  recorded  related to the period  beginning on the later of: (i) the date the Company first  purchased  property in the  applicable state;  or (ii)  January  1,  1997 and  ending  on June 30,  2004.  The  Company recognizes  that the liability  recorded was an estimate and that the actual tax liability paid in 2005 was approximately $1,430,000.

The Company  determined  that the amount of liability  which it failed to record with respect to sales and use tax did not have a material  impact on its results of  operations  or reported  earnings  for the prior  periods in which the items subject to tax were  purchased  and that the  expense  recorded in the first and second quarters of 2004 were one-time adjustments.  The Company does not believe that  the  additional  sales  and use tax it will  record  and pay  will  have a material impact on its results of operations in future  periods.  As a result of the sales tax audit, the Company  initiated  procedures to ensure that sales and use tax on  expenditures  were properly  collected by its vendors or accrued and paid by the Company.

Personnel  expense was up 7.6% in 2004 versus  2003.  Payroll tax expense was up
6.7%, mostly fueled by significant  increases in workers compensation and health insurance costs. The balance represents a 4.8% increase in wages.

Site level incentive  compensation was up $504,000, or 50.2%. This represents an increased focus on creating a higher level of property  management  compensation coming from incentive based performance measures.

Advertising  costs  were down 8.4% as a result of a  comparison  to higher  than normal  levels  in  2003.  Advertising  costs  were  up  substantially  in  2003 consistent with increased efforts to attract traffic and increase occupancy. The advertising level in 2004 reflected a more normalized run rate.

Property insurance costs were up 16.3% over 2003. The insurance expense for 2003 reflects the impact of a legal settlement which reduced the expense by $500,000.
Without the benefit of this settlement, insurance costs would have been up 6.8%.
The Company renewed the property and general liability  insurance policy for the year beginning November, 2004 at significantly reduced rates.

Real estate taxes were up 6.1% in 2004,  reflecting  increased  assessments  and rates as tax  authorities  struggle  to raise  revenues  in many  regions of the country.

Snow  removal  costs  were  down  40.3%.  The  first  quarter  of 2003  produced significant  snowfalls  compared  to  historical  norms.  Most  of the  $704,000 decrease in snow removal costs occurred  during the first  quarter,  due to this comparison, and below normal snowfall in 2004.

The  operating  expense ratio (the ratio of operating  and  maintenance  expense compared to rental and property  other income) for the 2004 Core  Properties was
44.5% and 43.4% for 2004 and 2003,  respectively.  This 1.1%  increase  resulted from the 4.1%  increase in total revenue  achieved  through  ongoing  efforts to upgrade and reposition properties for maximum potential being offset by the 6.6%
increase  in  operating  and  maintenance  expense.  In general,  the  Company's operating  expense ratio is higher than that  experienced  in other parts of the country  due to  relatively  high  real  estate  taxes  in its  markets  and the
Company's  practice,  typical in its markets,  of including  heating expenses in base rent.

G&A  increased  in  2004  by  $1,371,000  or 6%  from  $22,607,000  in  2003  to
$23,978,000 in 2004. Of this increase,  $3,800,000 is attributable to an accrued liability  recorded  in the fourth  quarter of 2004  relating  to the March 2005 settlement  of a lawsuit  and the  payment of certain  related  legal  fees,  as described below. The year-over-year  increase would have been greater except for a $5,000,000  expense  incurred in 2003 for the restricted  stock granted to the
Leenhoutses as part of their  retirement as Co-CEO's.  After taking into account the settlement  expense and the restricted  stock grant,  all other items of G&A increased  $2,571,000  year  over  year.  Of this net  variance,  $1,591,000  is directly attributed to increased external costs incurred  specifically to comply with Section 404 of Sarbanes-Oxley. Including all other accounting, auditing and tax compliance  cost increases  explains an additional  $368,000 of the variance increase.  All other  items of G&A  accounted  for the  $612,000  balance of the increase.  The total direct  external costs incurred during 2004 for Section 404 compliance totaled approximately $1,800,000.

The $3,800,000  accrued for  settlement  costs  ($3,500,000)  and the legal fees
($300,000)  relates to a legal action,  commenced in 2000,  against the Company, the Operating Partnership and Home Leasing Corporation. Home Leasing is owned by
Nelson B. Leenhouts and Norman Leenhouts,  who are the Co-Chairs of the Board of
Directors and Senior Advisors to the Company.  The Company was originally formed to expand and continue Home Leasing's business. The essence of the complaint was that the entity in which the plaintiffs  were investors was wrongfully  excluded from  the  Company's  initial  public  offering.  In their  original  complaint, plaintiffs  sought  damages  in the  amount  of  $3,000,000.  In the  subsequent discovery process,  plaintiffs increased damages sought to $10,000,000.  Payment in  settlement  and of legal fees was made on behalf of Home  Leasing as well as the Company and the Operating  Partnership  in  recognition of the fact that the matters alleged in the action against Home Leasing  related  directly and solely to the promotion and creation of the Company.

Interest  expense  increased in 2004 by  $7,152,000 as a result of the increased borrowings in connection with acquisition of the 2004  Acquisition  Communities, and a full year of interest  expense for the 2003  Acquisition  Communities.  In addition,  amortization  from  deferred  charges  relating to the  financing  of properties  totaled  $1,766,000  and  $1,483,000,  and was  included in interest expense for 2004 and 2003, respectively.

Included in interest expense are prepayment penalties which decreased in 2004 by
$1,305,000  as compared to 2003.  During 2004,  the Company  incurred a total of
$305,000 in prepayment  penalties in connection  with the refinancing of certain mortgages  and  the  sale  of one of the  2004  disposed  properties.  In  2003,
$1,610,000 was recorded in loss from early  extinguishment of debt in connection with the sale of two of the 2003 Disposed Communities.

Depreciation  and  amortization   expense  increased   $13,379,000  due  to  the
additional  depreciation expense on the 2004 Acquisition  Communities and a full year of depreciation expense for the 2003 Acquisition  Communities,  as well the
incremental   depreciation  on  the  capital   expenditures  for  additions  and
improvements  to the  Core  Properties  in  2004  and  2003 of  $91,151,000  and
$101,398,000, respectively, net of the Disposition Communities.

In the fourth  quarter of 2002,  the Company  announced  its  intention  to sell virtually all of the assets associated with its general partner interests in the affordable  properties  in order to focus  solely on the  direct  ownership  and management of market rate apartment communities. The assets included principally loans,  advances and management  contracts.  During 2004,  the Company  recorded impairment  charges of  $1,116,000  (all in the first  quarter).  Of this total,
$171,000 represents advances made during the first quarter of 2004 to certain of the affordable property limited partnerships which the Company believes will not be repaid  upon the sale of the loans.  The  remaining  $945,000  pertains to an additional  net  impairment  charge taken on the 38  properties  included in the
Company's  planned  disposition  of  its  affordable  portfolio  to  reduce  the investment in the  partnership  based upon the revisions to the sale contract in the first  quarter.  In  connection  with FIN 46R,  the Company was  required to consolidate  the  majority of the  affordable  limited  partnerships  results of operations beginning April 1, 2004.

The equity in earnings  (losses) of  unconsolidated  affiliates of ($538,000) is primarily  the result of the general  partner  recording a greater  share of the underlying  investment's  losses due to the loans and advances to certain of the affordable  property  limited  partnerships  where the  limited  partner  has no capital account. This is pursuant to the accounting  requirements of EITF 99-10,
"Percentage Used to Determine the Amount of Equity Method Losses." In connection with FIN 46R,  the  Company  was  required to  consolidate  the  majority of the affordable limited partnerships results of operations beginning April 1, 2004.

Minority  interest  decreased  $276,000  as a direct  result of the  decrease in income from operations over the prior year.

Included in  discontinued  operations for the year-ended  December 31, 2004, are the  Disposition  Communities,  Held for Sale  Communities  and the  results  of operations of the sold affordable  limited  partnerships that in connection with
FIN 46R  were  required  to be  consolidated  beginning  April 1,  2004.  As all significant  contingencies surrounding the sale of the affordable properties had been  resolved,  the  Company  had  considered  these  assets  held for sale and reported them in  discontinued  operations.  (See further detail  supplied under
"Variable Interest Entities" section below).

Included in the $11,417,000 net gain on disposition of property reported for the year  2004 is the sale of five  apartment  communities  where  the  Company  has recorded a combined gain on sale,  net of minority  interest,  of  approximately
$18,082,000.  In  addition,  the  Company  recorded a  $6,665,000  loss,  net of minority interest of $3,103,000,  during the year related to the disposal of the affordable  partnerships.  Included in the gross  $9,800,000  loss reported is a
$5,000,000  loss from a  property  being  disposed  through  a default  with the lender. In December,  2004, the Company recorded an obligation to repurchase the limited  partner's  interests  in two  VIEs in  satisfaction  of any tax  credit guarantees or other obligations to that partner for $5.7 million, resulting in a loss of $5.0 million  included in "gain on  disposition  of property" as part of
"Discontinued  operations."  The  transfer  of  the  partnership  interests  was effective in January, 2005. An additional impairment in the Company's investment of $4,000,000 was recorded  relating to the closing of 26 affordable  properties and the eight properties under contract for sale with the same buyer. Finally, a reduction of $800,000 to fair market value of the Company's  investment has been recorded for the property the Company will continue to hold for sale.

In  connection  with the  adoption of FIN 46R,  the Company  recorded a $321,000 cumulative effect charge,  net of minority  interest,  of a change in accounting principle in the first  quarter of 2004.  This charge was the result of negative capital  accounts  of  minority  interest  partners  that were  absorbed  by the
Company.

Net income  increased  $5,224,000  primarily  due to the increase in income from discontinued operations of $6,720,000 in 2004 compared to 2003.

Liquidity and Capital Resources

The Company's  principal  liquidity  demands are expected to be distributions to the preferred and common  stockholders  and Operating  Partnership  Unitholders, capital improvements and repairs and maintenance for the properties, acquisition of additional properties, stock repurchases and debt repayments. The Company may also acquire equity ownership in other public or private  companies that own and
manage  portfolios  of  apartment   communities.   Management   anticipates  the
acquisition of properties of approximately  $150 million in 2006, although there can be no assurance that such acquisitions will actually occur.

The Company intends to meet its short-term  liquidity  requirements  through net cash flows  provided  by  operating  activities  and its  existing  bank line of credit,  described below. The Company  considers its ability to generate cash to be adequate to meet all operating  requirements  and make  distributions  to its stockholders in accordance with the provisions of the Internal  Revenue Code, as amended, applicable to REITs.

To the  extent  that  the  Company  does not  satisfy  its  long-term  liquidity requirements  through net cash flows  provided by operating  activities  and the line of credit,  it intends to satisfy such  requirements  through property debt financing,  proceeds from the sale of properties,  the issuance of UPREIT Units, proceeds from sales of its common stock through the Dividend  Reinvestment Plan, or issuing additional common shares, shares of the Company's preferred stock, or other securities. As of December 31, 2005, the Company owned 25 properties, with
5,271 apartment units, which were unencumbered by debt.

A source of  liquidity  in 2006 is expected  to be from the sale of  properties.
During 2005, the Company sold four communities for a total sales price of $142.6 million.  The Company sold five communities  during 2004 for a total sales price of $92.5  million.  The Company was able to sell these  properties at an average capitalization  rate of 5.7% and reinvest in the  acquisition of properties with more growth potential at an expected first year cap rate of 6.3%. Management has included in its operating  plan that the Company will  strategically  dispose of assets totaling  approximately  $250 million  in 2006,  although there can be no assurance that such dispositions will actually occur.

In May  1998,  the  Company's  Form  S-3  Registration  Statement  was  declared effective  relating  to the  issuance  of up to $400  million  of common  stock, preferred  stock or other  securities.  As of  December  31,  2005,  the Company continued to have available  securities under the registration  statement in the aggregate amount of $144,392,000.

In May and June 2000, the Company  completed the sale of $60 million of Series C
Preferred  Stock in a private  transaction  with  affiliates of Prudential  Real
Estate Investors  ("Prudential"),  Teachers Insurance and Annuity Association of
America  ("Teachers"),  affiliates  of AEW Capital  Management  and Pacific Life
Insurance Company.  The Series C Preferred Stock carried an annual dividend rate equal to the  greater  of 8.75% or the  actual  dividend  paid on the  Company's common shares into which the preferred shares could be converted.  The stock had a conversion price of $30.25 per share and a five-year,  non-call provision.  As part of the Series C  Preferred  Stock  transaction,  the  Company  also  issued
240,000  warrants  to  purchase  common  shares at a price of $30.25  per share, expiring in five years. On January 9, 2003,  holders of 100,000 shares of Series
C Preferred  Shares elected to convert those shares for 330,579 shares of common stock.  On May 8,  2003,  200,000  shares  of  Series C  Preferred  Shares  were converted  into 661,157  shares of common  stock.  On August 26,  2003,  200,000 shares of Series C Preferred Shares were converted into 661,157 of common stock.
On  November  5,  2003,  holders  of the  remaining  100,000  shares of Series C
Preferred  Shares  elected to convert those shares for 330,579  shares of common stock. On September 9, 2003,  17,780  warrants were exercised,  resulting in the issuance of 17,780  shares of common stock.  During the fourth  quarter of 2003, the remaining  222,220  common stock warrants were  exercised,  resulting in the issuance of 222,220  shares of common  stock.  Neither the  conversions  nor the warrant exercise had an effect on the reported results of operations.

In June  2000,  the  Company  completed  the  sale of $25  million  of  Series D
Preferred  Stock in a private  transaction  with The  Equitable  Life  Assurance
Society of the United  States.  The Series D Preferred  Stock  carries an annual dividend rate equal to the greater of 8.775% or the actual  dividend paid on the
Company's  common shares into which the preferred  shares can be converted.  The stock  has a  conversion  price  of $30  per  share  and a  five-year,  non-call provision.  On May 26, 2005, all 250,000 shares of the Series D Preferred  Stock were converted into 833,333 shares of common stock.  The conversion of preferred shares  to common  shares  did not have an effect  on the  reported  results  of operations.

In  December  2000,  the Company  completed  the sale of $30 million of Series E
Preferred  Stock in a private  transaction,  again with affiliates of Prudential and Teachers. The Series E Preferred Stock carried an annual dividend rate equal to the  greater of 8.55% or the actual  dividend  paid on the  Company's  common shares  into which the  preferred  shares  could be  converted.  The stock had a conversion  price of $31.60 per share and a five-year,  non-call  provision.  In addition,  as part of the Series E  Preferred  Stock  transaction,  the  Company issued  warrants  to  purchase  285,000  common  shares at a price of $31.60 per share,  expiring  in five  years.  On August  20,  2002,  63,200 of the Series E
Convertible Preferred Shares were converted into 200,000 shares of common stock.
On May 6,  2003,  36,800 shares of Series E Preferred Shares were converted into
116,456 shares of common stock. On August 26, 2003 the remaining  200,000 shares of Series E Preferred  Shares were  converted  into 632,911 of common stock.  On
September 9, 2003, 17,100 warrants were exercised,  resulting in the issuance of
17,100 shares of common stock.  During the fourth quarter of 2003, the remaining
267,900  common  stock  warrants  were  exercised,  resulting in the issuance of
267,900 shares of common stock. Neither the conversions nor the warrant exercise had an effect on the reported results of operations.

In March  2002,  the  Company  issued  2,400,000  shares of its  9.00%  Series F
Cumulative  Redeemable  Preferred  Stock ("Series F Preferred  Shares"),  with a
$25.00 liquidation preference per share. This offering generated net proceeds of approximately $58 million.  The net proceeds were used to fund the repurchase of the Company's  Series B Preferred  Stock,  property  acquisitions,  and property upgrades. The Series F Preferred Shares are redeemable by the Company at anytime on or after March 25, 2007 at a redemption  price of $25.00 per share,  plus any accumulated,  accrued and unpaid  dividends.  Each Series F Preferred share will receive an annual  dividend  equal to 9.00% of the  liquidation  preference  per share (equivalent to a fixed annual amount of $2.25 per share).

In 2000, the Company  obtained an investment  grade rating from Fitch,  Inc. The
Company was assigned an initial  corporate  credit  rating of "BBB"  (Triple-B), with a rating of "BBB-"  (Triple-B  Minus)  for  Series C through E  Convertible
Preferred Stock and Series F Preferred  Stock.  This rating remains in effect as of December 31, 2005.

The issuance of UPREIT Units for property  acquisitions  continues to be a minor source of capital for the Company.  During 2005, the Company issued  $55,600,000 of UPREIT Units as consideration for three acquired properties. During 2004, the
Company issued $12,100,000 worth of UPREIT Units as consideration for two of the four  properties  acquired  in the New Jersey  region.  No units were  issued in connection with the two acquisitions during 2003.

In 1997, the Company's Board of Directors  approved a stock  repurchase  program under which the Company may repurchase  shares of its  outstanding  common stock and UPREIT Units.  The  shares/units  may be repurchased  through open market or privately negotiated  transactions at the discretion of Company management.  The
Board's  action did not  establish a target  price or a specific  timetable  for repurchase.  At December  31,  2003,  there was  approval  remaining to purchase
3,135,800  shares.  During 2004, the Company  repurchased  1,135,800 shares at a cost of $47,426,000.  During 2005, the Company repurchased 2,779,805 shares at a cost of $111,738,000.  In addition,  in January,  2006, the Company  repurchased
107,800  shares  at a cost  of  $4,468,000.  On each of  February 16,  2005  and
November 4, 2005, the Board of Directors  approved a 2,000,000 share increase in the stock repurchase  program,  resulting in a remaining  authorization level of approximately  3,112,000  shares at February 21, 2006.  During 2006, the Company will monitor  stock  prices,  the  published  net asset value,  and  acquisition alternatives  to determine the current best use of capital between the two major uses of capital - stock buyback and acquisitions.

The Company has a Dividend Reinvestment Plan (the "DRIP"). The DRIP provides the stockholders  of the Company an opportunity to  automatically  invest their cash dividends in common stock. In addition,  eligible  participants may make monthly payments or other  voluntary  cash  investments  in shares of common stock.  The maximum monthly  investment  without prior Company approval is currently $1,000.
In the fourth  quarter of 2004,  the Company  began  meeting share demand in the program through share repurchase by the transfer agent in the open market on the
Company's behalf instead of new share issuance. This removes essentially 100% of the  dilution  caused by  issuing  new shares at a price less than the net asset value in an economic and  efficient  manner.  During 2004,  $17,560,000  (net of
$5,978,000 share repurchase) of common stock was issued under this plan, with no additional issuance (net of share repurchases) of common stock in 2005.

Management  monitors the relationship  between the Company's stock price and its estimated net asset value.  During times when the  difference  between these two values is small,  resulting  in little  "dilution"  of net asset value by common stock issuances,  the Company has the flexibility to satisfy the demand for DRIP shares with stock  repurchased  in the open  market or to issue  waivers to DRIP participants  to provide for investments in excess of the $1,000 maximum monthly investment. No such waivers were granted during 2004 or 2005.

During 2005, the Company extended its revolving line of credit with M&T Bank for a period of three years,  increasing the line from $115,000,000 to $140,000,000.
As of December 31, 2005, the Company had $82,000,000  outstanding on the line of credit.  Borrowings  under the line of  credit  bear  interest  at .75% over the one-month LIBOR rate. Accordingly, increases in interest rates will increase the
Company's  interest expense and as a result will affect the Company's results of
operations  and  financial   condition.   The  one-month   Libor  was  4.38%  at
December 31,  2005. The Company renegotiated certain terms of the line of credit effective, including a forty basis point drop in the interest rate and easing of certain covenant restrictions. The line of credit expires on September 1, 2008.

The Credit Agreement relating to this line of credit provides for the Company to maintain certain financial ratios and  measurements.  One of these covenants was that the Company may not pay any  distribution if a distribution,  when added to other distributions paid during the three immediately preceding fiscal quarters, exceeds  the  greater  of:  (i) 90% of funds  from  operations  and 110% of cash available  for  distribution;  and (ii) the  amount  required  to  maintain  the
Company's status as a REIT. Historically,  there were certain quarters where the
Company did not meet this specific covenant and appropriate waivers were granted by the  participating  banks. The new credit agreement,  effective  September 1,
2005, has removed this covenant completely. The line of credit has not been used for long-term financing but adds a certain amount of flexibility,  especially in meeting the Company's  acquisition goals. Many times it is easier to temporarily finance an acquisition in a short-term  nature through the line of credit,  with long term secured financing or other sources of capital replenishing the line of credit availability.

On November 23, 2004,  the Company  signed a  supplemental  demand note with M&T
Bank. The note had a maximum principal amount of $42 million.  Borrowings on the note bear interest at 1.25% over the one-month  LIBOR rate.  The demand note was entered into to fund the Company's stock repurchase program.  The Company had no outstanding  balance on the note as of December 31, 2004. In connection with the increased  borrowing  capacity of the line of credit as  described  above,  this supplemental note was terminated during the third quarter of 2005.

On November 23, 2005,  the Company  executed a Standard Libor Grid Note with M&T
Bank.  The note has a maximum  principal  amount of $40 million with an interest rate at .95% over the  one-month  LIBOR.  Proceeds  from this  demand  note were utilized to fund the  Company's  stock  repurchase  program.  The Company had no outstanding balance on the note as of December 31, 2005.

As of December 31, 2005, the weighted  average rate of interest on the Company's mortgage debt was 5.9% and the weighted  average  maturity of such  indebtedness was  approximately  seven years.  Mortgage debt of $1.8 billion was  outstanding with 91% at fixed rates of interest with staggered  maturities.  This limits the exposure to changes in interest  rates,  minimizing  the effect of interest rate fluctuations on the Company's results of operations and cash flows.

The  Company's  net  cash  provided  by  operating   activities  decreased  from
$161,691,000 for the year ended December 31,  2004, to $132,947,000 for the year ended December 31, 2005. The decrease was principally due to changes in accounts payable and accrued liabilities. The decrease in liabilities over the prior year were  primarily  related to paying  $5,700,000  to  repurchase  limited  partner interests,  $3,800,000 for a legal  settlement,  bonus accrual of $1,500,000 and increased insurance reserves of $2,000,000 over the prior year. The remainder of the  difference is  attributable  to an increase in trade  payables  offset by a decrease in other assets.

Net cash used in investing  activities  increased from  $165,466,000  in 2004 to
$179,696,000  in 2005. The increase was  principally  due to the higher level of properties  purchased  in 2005,  which  increased to  $283,363,000  in 2005 from
$247,500,000  in 2004.  Other  changes  included an increase of  $50,045,000  in proceeds  from sale of property,  offset by a decrease in property  additions of
$3,783,000.

The  Company's  net  cash  provided  by  financing   activities  increased  from
$5,747,000 in 2004 to $44,215,000 in 2005. Debt proceeds,  used to fund property acquisitions  and additions,  increased from $94,038,000 in 2004 to $250,813,000 in 2005.  Net  borrowings on the Company's  line of credit  decreased from a net borrowing of $58,000,000 in 2004 to a net borrowing of $24,000,000 in 2005.

On February 7, 2006, the Board of Directors approved a dividend on the Company's common  shares of $.64 per share for the period from October 1, 2005 to December
31, 2005.  This is the equivalent of an annual  distribution of $2.56 per share.
In addition,  the Company declared a dividend of $0.5625 per share on its Series
F Cumulative Redeemable Preferred Stock for the quarter ended February 28, 2006.
The  dividends  were paid on  February  28,  2006 to  shareholders  of record on
February 17, 2006.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally  accepted in the United States of America requires  management to make estimates and assumptions in certain  circumstances that affect amounts reported in the  accompanying  consolidated  financial  statements and related notes.  In preparing  these  financial  statements,  management  has  utilized  information available  including  industry  practice and its own past history in forming its estimates and judgments of certain amounts included in the financial statements, giving due  consideration  to  materiality.  It is  possible  that the  ultimate outcome as anticipated by management in  formulating  its estimates  inherent in these  financial  statements may not  materialize.  However,  application of the accounting  policies  below  involves  the  exercise  of  judgment  and  use  of assumptions as to future  uncertainties  and, as a result,  actual results could differ from these estimates. In addition,  other companies may utilize different estimates which may impact  comparability of the Company's results of operations to those of companies in similar businesses.

Revenue Recognition

The Operating  Partnership  leases its residential  properties under leases with terms generally one year or less. Rental income is recognized on a straight-line basis over the related lease term. As a result,  deferred  rents  receivable are created when rental income is recognized during the concession period of certain negotiated  leases  and  amortized  over the  remaining  term of the  lease.  In accordance  with SFAS 141,  the Company  recognizes  rental  revenue of acquired in-place  "above and below"  market leases at their fair value over the weighted average remaining lease term. Property other income, which consists primarily of income from operation of laundry  facilities,  utility recovery,  administrative fees,  garage and carport  rentals and  miscellaneous  charges to residents,  is recognized  when earned (when the services  are  provided,  or when the resident incurs the charge).

Property  management  fees are  recognized  when earned  based on a  contractual percentage of net monthly cash collected on rental income.

Real Estate

Real estate is recorded at cost. Costs related to the acquisition,  development, construction  and improvement of properties are capitalized.  Recurring  capital replacements typically include carpeting and tile,  appliances,  HVAC equipment, new  roofs,  site  improvements  and  various  exterior  building  improvements.
Non-recurring  upgrades  include,  among other  items,  community  centers,  new appliances, new windows, kitchens and bathrooms.  Interest costs are capitalized until construction is substantially  complete.  There was $1,096,000,  $763,000, and  $920,000  of interest  capitalized  in 2005,  2004 and 2003,  respectively.
Salaries and related costs  capitalized  for the years ended  December 31, 2005,
2004 and 2003 were  $2,135,000,  $3,391,000 and $6,008,000,  respectively.  When retired or  otherwise  disposed  of,  the  related  asset  cost and  accumulated depreciation  are cleared from the respective  accounts and the net  difference, less any amount  realized  from  disposition,  is reflected in income.  Ordinary repairs and maintenance that do not extend the life of the asset are expensed as incurred.

Management  reviews its long-lived assets used in operations for impairment when there is an event or change in  circumstances  that  indicates an  impairment in value. An asset is considered  impaired when the undiscounted  future cash flows are not sufficient to recover the asset's  carrying value. If such impairment is present,  an impairment  loss is recognized  based on the excess of the carrying amount of the asset over its fair value. The Company records  impairment  losses and  reduces  the  carrying  amounts of assets  held for sale when the  carrying amounts exceed the estimated selling proceeds less the costs to sell.

The Company  accounts  for its  acquisitions  of  investments  in real estate in accordance with SFAS No. 141, Business Combinations ("SFAS 141"), which requires the fair value of the real  estate  acquired  to be  allocated  to the  acquired tangible  assets,  consisting  of land,  building,  and  personal  property  and identified  intangible  assets  and  liabilities,  consisting  of the  value  of above-market  and  below-market  leases,  value of in-place  leases and value of resident  relationships,  based in each case on their fair  values.  The Company considers  acquisitions of operating real estate assets to be businesses as that term is contemplated  in Emerging Issues Task Force Issue No. 98-3,  Determining
Whether a Nonmonetary  Transaction Involves Receipt of Productive Assets or of a
Business.

The Company allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land, building,  and personal property)
determined by valuing the property as if it were vacant.  The as-if-vacant value is allocated to land,  buildings,  and personal  property based on  management's determination of the relative fair values of these assets.

Above-market and below-market  in-place lease values for acquired properties are recorded  based on the present value (using an interest rate which  reflects the risks  associated  with the leases  acquired) of the difference  between (i) the contractual  amounts  to be  paid  pursuant  to the in  place  leases  and  (ii)
management's estimate of fair market lease rates for the corresponding  in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining  non-cancelable terms of the respective leases.
The capitalized below-market lease values are amortized as an increase to rental income  over  the  initial  term  and  any  fixed-rate  renewal  periods  in the respective leases.

Other intangible  assets acquired include amounts for in-place lease values that are based upon the Company's  evaluation of the specific  characteristics of the leases.  Factors  considered in these  analyses  include an estimate of carrying costs during  hypothetical  expected lease-up periods considering current market conditions,  and costs to execute  similar  leases.  The Company also  considers information  obtained about each property as a result of its pre-acquisition due diligence,  marketing and leasing activities in estimating the fair value of the
tangible  and  intangible  assets  acquired.   In  estimating   carrying  costs,
management  also  includes  real estate  taxes,  insurance  and other  operating expenses  and  estimates  of lost  rentals at market  rates  during the expected lease-up periods depending on the property acquired.

The total amount of other  intangible  assets  acquired is further  allocated to in-place leases,  which includes other resident  relationship  intangible values based  on  management's  evaluation  of  the  specific  characteristics  of  the residential leases and the Company's resident retention history.

The value of in-place  leases and  resident  relationships  are  amortized  as a leasing  cost expense  over the initial  term of the  respective  leases and any expected renewal period.

The acquisitions of minority  interests for shares of the Company's Common Stock are recorded  under the purchase  method with assets  acquired  reflected at the fair market value of the Company's Common Stock on the date of acquisition.  The acquisition  amounts  are  allocated  to the  underlying  assets  based on their estimated fair values.

Discontinued Operations

In the provisions of SFAS No. 144,  Accounting for the Impairment or Disposal of
Long Lived Assets ("SFAS 144"), the standard addresses financial  accounting and reporting for the impairment or disposal of long-lived  assets.  It also retains the basic  provisions  for  presenting  discontinued  operations  in the  income statement  but  broadened  the scope to include a component of an entity  rather than a segment of a business.  Pursuant to the  definition  of a component of an entity in SFAS 144, assuming no significant continuing involvement by the former owner after the sale,  the sale of an apartment  community  is now  considered a discontinued  operation.  In addition,  apartment communities classified as held for sale are also  considered a discontinued  operation.  The Company  generally considers  assets  to be  held  for  sale  when  all  significant  contingencies surrounding  the closing have been resolved,  which often  corresponds  with the actual closing date.

Included in discontinued  operations for the three years ended December 31, 2005 are the  operating  results,  net of  minority  interest,  of sixteen  apartment community  dispositions  (four sold in 2005, five sold in 2004 and seven sold in
2003). In addition,  discontinued  operations for all periods presented includes the operating  results,  net of minority interest of twenty two VIEs sold during
2004 and four VIEs sold during 2005 and nineteen apartment  communities held for sale as of  December  31,  2005.  For  purposes of the  discontinued  operations presentation,  the  Company  only  includes  interest  expense  associated  with
specific   mortgage   indebtedness   of  the  properties   that  are  considered
discontinued  operations.  Subsequent to the  classification  of assets held for sale, no further  depreciation expense is recorded.  The depreciation  suspended for the nineteen apartment communities held for sale amounted to $1,457,000.

On April 5, 2006, the Company  disposed of two properties  acquired during 2004.
The results of these two properties are reflected in discontinued operations for the years ended December 31, 2005 and 2004 and classified as held for sale as of
December 31, 2005.

Capital Improvements

The  Company  has a policy  to  capitalize  costs  related  to the  acquisition,
development,  rehabilitation,   construction,  and  improvement  of  properties.
Capital  improvements  are costs that  increase  the value and extend the useful life of an asset.  Ordinary repair and maintenance  costs that do not extend the useful life of the asset are  expensed as  incurred.  Costs  incurred on a lease turnover  due to normal wear and tear by the  resident are expensed on the turn.
Recurring capital  improvements  typically  include:  appliances,  carpeting and flooring,  HVAC equipment,  kitchen/ bath cabinets, new roofs, site improvements and various exterior  building  improvements.  Non- recurring  upgrades include, among other items:  community centers,  new windows, and kitchen/ bath apartment upgrades.  The Company capitalizes interest and certain internal personnel costs related to the communities under rehabilitation and construction.

The Company is required to make subjective assessments as to the useful lives of its  properties  and  improvements  for  purposes of  determining  the amount of depreciation  to reflect on an annual  basis.  These  assessments  have a direct impact on the Company's net income.

Estimate of Fair Value of Assets Associated with General Partnership Interests

The Company uses the sale  contract to determine the fair market value of assets associated  with its general  partner  investment,  including  notes,  advances, management contracts and the equity investment in the limited  partnership.  The fair value used could vary from the actual sales price of the assets which could result in further charges or gains  recognized upon  disposition.  See Note 3 to the Notes to Consolidated Financial Statements for further discussion.

Federal Income Taxes

The Company has elected to be taxed as a real estate  investment  trust ("REIT")
under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31,  1994. As a result, the Company generally is not subject to Federal or State  income  taxation  at the  corporate  level to the extent it distributes annually at least 90% of its REIT taxable income to its shareholders and satisfies certain other requirements. For the years ended December 31, 2005,
2004 and 2003, the Company  distributed in excess of 100% of its taxable income;
accordingly,  no  provision  has  been  made  for  federal  income  taxes in the accompanying consolidated financial statements.  Stockholders of the Company are taxed on  dividends  and must  report  distributions  from the Company as either ordinary income, capital gains, or as return of capital.

Included in total  assets on the  Consolidated  Balance  Sheets are deferred tax assets  of  $8,496,000  and  $8,737,000  as  of  December  31,  2005  and  2004,
respectively. The deferred tax assets were a result of the net losses associated with the affordable  property  portfolio sales during 2004 and 2003.  Management does not believe it is more likely than not that these  deferred  assets will be used, and  accordingly has recorded a reserve against the deferred tax assets of
$8,421,000  and  $8,680,000  for the years  ended  December  31,  2005 and 2004, respectively.  The  deferred  tax  assets  are  associated  with the  Management
Companies who perform certain of the  residential and development  activities of
the  Company.   The  Management  Companies   historically   provided  commercial
management  services and provided loan advances to affordable  housing  entities owned through general partnership  interests.  As these activities are no longer provided,  Management  does not  currently  believe there is a source for future material taxable  earnings for the Management  Companies that would give rise to value for the deferred tax assets.

Variable Interest Entities

Effective  March 31,  2004,  the Company  adopted FASB  Interpretation  No. 46R,
Consolidation of Variable Interest  Entities,  an interpretation of ARB No. 51 -
Consolidated Financial Statements. The interpretation addresses consolidation by businesses of special purpose entities (variable interest entities,  "VIE"). The
Company  had  made  the  determination  that  all  41 of the  remaining  limited partnerships at the time were Variable Interest Entities.

The  Company  determined  that it was  not  the  primary  beneficiary  in  seven partnerships  syndicated under U.S.  Department of Housing and Urban Development subsidy programs, all of which have been sold as of December 31, 2005.

The Company had further determined that it was the primary  beneficiary in 34 of the VIEs and,  therefore,  consolidated these entities effective March 31, 2004.
Beginning with the second quarter of 2004, the Company  consolidated the results of operations of the VIEs.  Effective  December 31, 2005, the Company has closed on the sale on all but one of the VIEs.  The one remaining VIE is not considered held for sale and is included in the  Consolidated  statement of operations  for the years ended December 31, 2005 and 2004.

The Company is currently the general partner in this one VIE with a total of 868 units  syndicated  using low income  housing tax credits under Section 42 of the
Internal  Revenue Code. As general  partner,  the Company manages the day-to-day operations of this  partnership for a management  fee. In addition,  the Company has certain  operating deficit and tax credit guarantees to its limited partner.
The Company is responsible  to fund  operating  deficits to the extent there are any and can receive  operating  incentive  awards when cash flow reaches certain levels. The effect on the consolidated balance sheets of including these VIEs as of December 31, 2005 and 2004 includes  Total assets of $21.3 and $87.8 million,
Total liabilities of $17.9 and $80.6 million,  and Minority interest of $3.4 and
$7.5 million, respectively.

The  Company  believes  the  properties'  operations  conform to the  applicable requirements as set forth above.

Acquisitions and Dispositions

In 2005, the Company acquired a total of seven communities with a total of 2,430 units for total  consideration of approximately  $283,400,000,  or an average of approximately $116,900 per unit. For the same time period, the Company sold four properties with a total of 816 units for total consideration of $142,600,000, or an average of $174,700 per unit.  The weighted  average  expected first year cap rate of the 2005  Acquisition  Communities  was  6.0%  and of the 2005  Disposed
Communities was 4.0%. The weighted average  unleveraged  internal rate of return
(IRR) during the Company's ownership for the properties sold was 20.0%.

In 2004, the Company  acquired a total of ten communities  with a total of 2,486 units for total  consideration of approximately  $247,500,000,  or an average of approximately  $99,600 per unit. For the same time period, the Company sold five properties with a total of 1,646 units for total  consideration  of $92,500,000, or an average of $56,200 per unit. The weighted  average expected first year cap rate of the 2004  Acquisition  Communities  was  6.7%  and of the 2004  Disposed
Communities was 8.2%. The weighted average  unleveraged IRR during the Company's ownership for the properties sold was 13.1%.

Contractual Obligations and other Commitments

The primary  obligations of the Company relate to its borrowings  under the line of credit and mortgage  notes  payable.  The Company's line of credit matures in
September 2008, and has $82,000,000  outstanding at December 31,  2005. The $1.8 billion in mortgage notes payable have varying maturities ranging from one to 37 years.  The  principal  payments  on the  mortgage  notes  payable for the years subsequent to December 31,  2005, are set forth in the table below as "long-term debt."

The  Company  has a  non-cancelable  operating  ground  lease  for  one  of  its properties.  The lease expires May 1,  2020,  with options to extend the term of the lease for two successive terms of twenty-five years each. The lease provides
for  contingent   rental  payments  based  on  certain  variable   factors.   At
December 31,  2005,  future minimum rental payments required under the lease are
$70,000 per year until the lease expires.

The Company  leases its corporate  office space from an affiliate and the office space for its regional  offices from third parties.  The corporate  office space requires an annual base rent plus a pro-rata  portion of property  improvements, real estate  taxes,  and common area  maintenance.  The regional  office  leases require an annual base rent plus a pro-rata portion of real estate taxes.  These leases are set forth in the table below as "Operating lease."

On December  1, 2004 the Company  entered  into a lease  agreement  with a third party owner to manage the operations of one of their communities.  The lease has a term of five  years,  but after two  years,  (from the 24th  month to the 36th month) the owner may  require  the  Company to buy the  property.  From the 36th month to the end of the lease  term,  we have the right to require  the owner to sell the property to the Company.  It is the Company's  expectation that closing on the  acquisition of the property will occur no later than 36 months after the commencement of the lease. The estimated future acquisition cost of $141 million is included in the total  purchase  obligations  amount for the year 2007 in the table below.

Purchase  obligations  represent  those costs that the Company is  contractually obligated to in the future. The significant components of this caption are costs for  capital  improvements  at the  Company's  properties,  as well as costs for normal  operating  and  maintenance  expenses at the site level that are tied to
contracts  such  as  utilities,   landscaping   and  grounds   maintenance   and
advertising. The purchase obligations include amounts tied to contracts, some of which  expire in 2006.  It is the  Company's  intention  to renew  these  normal operating contracts;  however,  there has been no attempt to estimate the length or future costs of these contracts.

Tabular Disclosure of Contractual Obligations:

                                               Payments Due by Period (in thousands)
                                               -------------------------------------
Contractual Obligations       Total      2006       2007      2008      2009       2010   Thereafter
-----------------------       -----      ----       ----      ----      ----       ----   ----------

Long-term debt (1)       $1,842,086   $60,848   $184,684  $205,630   $66,249   $289,161   $1,035,514

Ground lease                  1,050        70         70        70        70         70          700

Operating lease               7,883     2,020      1,951     1,921     1,861        130            -

Purchase obligations        159,493    15,800    142,783       653       164         93            -
                         ----------   -------   --------  --------   -------   --------   ----------
Total (2)                $2,010,512   $78,738   $329,488  $208,274   $68,344   $289,454   $1,036,214
                         ==========   =======   ========  ========   =======   ========   ==========

(1)  Amounts include  principal  payments only. The Company will pay interest on outstanding  indebtedness based on the rates and terms summarized in note 4 to the consolidated financial statements.

(2)  The  contractual  obligations  and other  commitments  in the table are set forth as required by Item  303(a)(5) of Regulation  S-K  promulgated by the
     SEC  in  January  of  2003  and  are  not  prepared  in   accordance   with
     generally-accepted accounting principles.

As discussed in the section entitled "Variable Interest  Entities," the Company, through  its general  partnership  interest in an  affordable  property  limited partnership,  has  guaranteed  the Low  Income  Housing  Tax  Credits to limited partners in this partnership totaling  approximately $3 million. With respect to the guarantee of the low income  housing tax credits,  the Company  believes the property's  operations  conform  to the  applicable  requirements  and  does not anticipate any payment on  the guarantee.  In addition,  the Company,  acting as general  partner in this  partnership,  is  obligated  to advance  funds to meet partnership operating deficits.

In connection with the issuance of the Series F Preferred  Stock, the Company is required to maintain for each fiscal  quarterly  period a fixed charge  coverage ratio, as defined in the Series F Cumulative  Redeemable Preferred Stock Article
Supplementary, of 1.75 to 1.0.

The fixed charge  coverage ratio and the  components  thereof do not represent a measure of cash generated from operating activities in accordance with generally accepted  accounting  principles  and are  not  necessarily  indicative  of cash available to fund cash needs. Further, this ratio should not be considered as an alternative measure to net income as an indication of the Company's  performance or of cash flow as a measure of liquidity.

The  calculation  of the fixed  charge  coverage  ratio for the four most recent quarters  as filed  since  the  issuance  of the  Series F  Preferred  Stock are
presented  below  (in  thousands).   Any  subsequent  changes  for  discontinued
operations  are not reflected for purposes of the  calculation  per the Series F
Cumulative Redeemable Preferred Stock Article  Supplementary.  EBITDA is defined in the Series F Cumulative  Redeemable Preferred Stock Article  Supplementary as
consolidated  income before gain (loss) on disposition of property and business, minority interest and extraordinary  items, before giving effect to expenses for interest,  taxes,  depreciation  and  amortization.  Net  operating  income from discontinued  operations in the  calculation  below is defined as total revenues from discontinued operations less operating and maintenance expenses.

                  Calculation Presented for Series F Covenants
                  --------------------------------------------
                                                                        Three-months ended
                                                                        ------------------
                                                          Dec. 31     Sept. 30       June 30       Mar. 31
                                                             2005         2005          2005          2005
                                                             ----         ----          ----          ----
EBITDA
     Total revenues                                      $114,835     $125,775      $121,636      $118,787
     Net operating income from discontinued operations      5,677        1,045          (343)          142
     Operating and maintenance                            (51,801)     (54,161)      (53,623)      (57,511)
     General and administrative                            (5,209)      (4,894)       (4,144)       (5,405)
                                                         --------     --------      --------      --------
                                                         $ 63,502     $ 67,765      $ 63,526      $ 56,013
Fixed Charges
     Interest expense                                    $ 25,793     $ 27,059      $ 25,173      $ 24,943
     Interest expense on discontinued operations            1,578          382           279            21
     Preferred dividends                                    1,350        1,350         1,681         1,898
     Capitalized interest                                     312          254           339           191
                                                         --------     --------      --------      --------
                                                         $ 29,033     $ 29,045      $ 27,472      $ 27,053

Times Coverage ratio:                                        2.19         2.33          2.31          2.07

Capital Improvements

The  Company  has a policy  to  capitalize  costs  related  to the  acquisition,
development,  rehabilitation,   construction,  and  improvement  of  properties.
Capital  improvements  are costs that  increase  the value and extend the useful life of an asset.  Ordinary repair and maintenance  costs that do not extend the useful life of the asset are  expensed as  incurred.  Costs  incurred on a lease turnover  due to normal wear and tear by the  resident are expensed on the turn.
Recurring capital  improvements  typically  include:  appliances,  carpeting and flooring,  HVAC equipment,  kitchen/ bath cabinets, new roofs, site improvements and various exterior  building  improvements.  Non- recurring  upgrades include, among other items:  community centers,  new windows, and kitchen/ bath apartment upgrades.  The Company capitalizes interest and certain internal personnel costs related to the communities under rehabilitation and construction.

The following table is a list of the items that management  considers recurring, non-revenue enhancing capital and maintenance expenditures for a standard garden style apartment.  Included are the per unit replacement cost and the useful life that management estimates the Company incurs on an annual basis.

                                                                      Maintenance
                                                       Capitalized        Expense      Total
                              Capitalized              Expenditure       Cost per   Cost per
                                 Cost per     Useful      Per Unit           Unit       Unit
Category                             Unit    Life(1)    Per Year(2)   Per Year(3)   Per Year
------------------------------------------------------------------------------------------------

Appliances                         $1,000        18          $  56         $    5    $    61
Blinds/Shades                         130         6             22              6         28
Carpets/cleaning                      840         5            140             97        237
Computers, equipment, misc.(4)        120         5             24             29         53
Contract repairs                        -         -              -            102        102
Exterior painting (5)                  84         5             17              1         18
Flooring                              250         8             31              -         31
Furnace/Air (HVAC)                    765        24             32             43         75
Hot water heater                      130         7             19              -         19
Interior painting                       -         -              -            138        138
Kitchen/bath cabinets               1,100        25             44              -         44
Landscaping                             -         -              -            106        106
New roof                              800        24             33              -         33
Parking lot                           400        15             27              -         27
Pool/ Exercise facility               100        16              6             23         29
Windows                               980        36             27              -         27
Miscellaneous (6)                     705        15             47             40         87
------------------------------------------------------------------------------------------------
Total                              $7,404                     $525           $590     $1,115
------------------------------------------------------------------------------------------------

(1)  Estimated  weighted  average actual physical useful life of the expenditure capitalized.

(2)  This amount is not  necessarily  incurred each and every year.  Some years, per unit expenditures in any category will be higher, or lower depending on the timing of certain longer lived capital or maintenance items.

(3)  These expenses are included in the Operating and  maintenance  line item of the Consolidated  Statement of Operations.  Maintenance labor costs are not included in the $590 per unit maintenance estimate. All personnel costs for site  supervision,  leasing agents,  and maintenance staff are combined and disclosed in the Company's same- store expense detail schedule.  The annual per unit cost of  maintenance  staff would add another $570 to  maintenance expenses and total cost figures provided.

(4)  Includes computers, office equipment/ furniture, and maintenance vehicles.

(5)  The level of  exterior  painting  may be lower  than other  similar  titled presentations by other apartment companies as the Company's portfolio has a significant amount of brick exteriors. In addition,  other exposed exterior surfaces are most often covered with aluminum or vinyl.

(6)  Includes items such as; balconies, siding, and concrete/sidewalks.

The Company's  strategy in operating  apartments  is to improve  every  property every year regardless of age.  Another part of its strategy is to purchase older properties  and rehab and reposition  them to enhance  internal rates of return.
This strategy  results in higher costs of capital  expenditures  and maintenance costs than may be  reported  by other  apartment  companies,  but the  Company's experience is that the strategy  results in higher  revenue  growth,  higher net operating income growth and a higher rate of property appreciation.

The Company estimates that during 2005, approximately $525 per unit was spent on recurring  capital  expenditures.  The table below  summarizes  the breakdown of capital  improvements by major categories  between recurring and  non-recurring, revenue generating capital improvements as follows:

                                                  For the year- ended December 31,
                                                  (in thousands, except per unit data)
                                                           2005                                             2004
                              ------------------------------------------------------------------    ------------------
                                                                                  Total                Total
                                                            Non-                Capital              Capital
                              Recurring      Per       recurring       Per     Improve-      Per    Improve-       Per
                                 Cap Ex     Unit          Cap Ex      Unit        ments     Unit       ments      Unit
                                 ------     ----          ------      ----        -----     ----       -----      ----
New Buildings                      $  -      $ -          $4,647     $ 111      $ 4,647    $ 111     $ 3,718     $  93
Major building improvements       3,794       91          18,523       444       22,317      535      18,992       474
Roof replacements                 1,376       33           3,731        89        5,107      122       3,866        97
Site improvements                 1,376       33           7,464       179        8,840      212       9,283       232
Apartment upgrades                2,751       66          17,421       418       20,172      484      25,391       634
Appliances                        2,335       56           1,933        46        4,268      102       4,155       104
Carpeting/Flooring                7,129      171           3,679        88       10,808      259      10,464       261
HVAC/Mechanicals                  2,126       51           8,880       213       11,006      264      11,883       297
Miscellaneous                     1,001       24           2,569        62        3,570       86       3,382        84
                                -------     ----         -------    ------      -------   ------     -------    ------
Totals                          $21,888     $525         $68,847    $1,650      $90,735   $2,175     $91,134    $2,276
                                =======     ====         =======    ======      =======   ======     =======    ======

(a)  Calculated  using the weighted  average  number of  apartment  units owned, including  33,422 core units,  5,138 held for sale units,  2004 acquisition units  of  2,394  and  2005  acquisition  units  of 734 for the  year-ended
     December 31, 2005 and 33,422 core units, 5,131 held for sale units and 2004 acquisition units of 1,508 for the year-ended December 31, 2004.

The  schedule  below  summarizes  the  breakdown of total  capital  improvements between core and non-core as follows:

                                                          For the year- ended December 31,
                                                        (in thousands, except per unit data)
                                                                2005                                        2004
                              ------------------------------------------------------------------    ------------------
                                                                                Total                  Total
                                                           Non-               Capital                Capital
                                 Recurring     Per    recurring       Per    Improve-       Per     Improve-       Per
                                    Cap Ex    Unit       Cap Ex      Unit       ments      Unit        ments      Unit
                                    ------    ----       ------      ----       -----      ----        -----      ----
Core Communities                   $17,549    $525      $53,932    $1,614     $71,481    $2,139      $81,379    $2,435
Held For Sale                        2,697     525        2,443       475       5,140     1,000        6,341     1,236
Total Same Store                    20,246     525       56,375     1,462      76,621     1,987       87,720     2,275
2005 Acquisition Communities           385     525        6,371     8,680       6,756     9,205            -         -
2004 Acquisition Communities         1,257     525        6,101     2,549       7,358     3,074        3,414     2,263
Sub-total                           21,888     525       68,847     1,651      90,735     2,175       91,134     2,276
2005 Disposed Communities              371     525        2,942     4,168       3,313     4,693        5,128     6,284
2004 Disposed Communities                -       -            -         -           -         -        2,543     4,455
Construction In Progress                 -       -        4,089         -       4,089         -        1,515         -
Corporate office expenditures (1)        -       -            -         -         780         -        2,380         -
                                   -------    ----      -------    ------     -------    ------     --------    ------
                                   $22,259    $525      $75,878    $1,790     $98,917    $2,315     $102,700    $2,420
                                   =======    ====      =======    ======     =======    ======     ========    ======

(1)  No distinction is made between recurring and non-recurring expenditures for corporate office.

Environmental Issues

Phase I environmental  site assessments have been completed on substantially all
of  the  Owned  Properties.   There  are  no  recorded  amounts  resulting  from
environmental  liabilities  as there  are no known  contingencies  with  respect thereto.  Furthermore,  no condition is known to exist that would give rise to a material liability for site restoration or other costs that may be incurred with respect to the sale or disposal of a property.

During the past few years,  there has been media  attention given to the subject of mold in residential communities.  The Company has responded to this attention
by  providing  to  its  community   management  the  Company's   "Operation  and
Maintenance Plan for the Control of Moisture". The Plan, designed to analyze and manage all  exposures  to mold,  has been  implemented  at all of the  Company's communities. There have been only limited cases of mold identified to management due to the  application and practice of the Plan. No condition is known to exist that would give rise to a material liability for site restoration or other costs that may be incurred with respect to mold.

Recent Accounting Pronouncements

In May 2003, FASB issued SFAS 150, Accounting for Certain Financial  Instruments
with Characteristics of Both Liabilities and Equity. This Statement  establishes
standards  for  how  an  issuer   classifies  and  measures  certain   financial
instruments with  characteristics  of both  liabilities and equity.  It requires that an issuer  classify a  financial  instrument  that is within its scope as a liability (or an asset in some  circumstances).  This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period  beginning  after June
15, 2003. The Company adopted this pronouncement for the year ended December 31,
2004,  and it did  not  have a  material  impact  on the  Company's  results  of operations, financial position or liquidity.

In December  2003,  the FASB issued  Interpretation  No. 46R,  Consolidation  of
Variable   Interest  Entities   ("FIN 46R").   This   interpretation   addresses
consolidation by business enterprises of variable interest entities in which the equity  investment at risk is not sufficient to permit the entity to finance its activities without additional  subordinated financial support from other parties or  in  which  the  equity  investors  do  not  have  the  characteristics  of a controlling financial interest. This interpretation requires a variable interest entity to be  consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest  entity's  activities or entitled
to  receive  a  majority  of  the  entity's   residual   returns  or  both.  The
interpretation  also requires  disclosures about variable interest entities that the company is not  required to  consolidate  but in which it has a  significant variable  interest.  Effective  March 31, 2004, the Company adopted FIN 46R. See the Basis of  Presentation  disclosure in Note 1 to the  Company's  consolidated financial  statements  and the Company's  disclosure on its  Investments  in and
Advances to  Affiliates  in Note 3 for a discussion of the impact on the Company from the adoption of FIN 46R.

In March  2004,  the FASB  issued EITF 03-6,  Participating  Securities  and the
Two-Class  Method under FASB  Statement  128,  Earnings per Share ("EITF 03-6").
EITF 03-6 addresses a number of questions  regarding the computation of earnings per share by companies that have issued  securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock.  The issue also provides further guidance in applying the two-class method of calculating EPS.
It clarifies  what  constitutes  a  participating  security and how to apply the two-class  method of  computing  EPS once it is  determined  that a security  is participating,  including  how to  allocate  undistributed  earnings  to  such a security.  The EITF was effective for the fiscal periods  beginning  after March
31, 2004. The Company  adopted the  provisions of this EITF  effective  April 1,
2004,  and had no impact  on the  Company's  results  of  operations,  financial position or liquidity.

In November 2004,  the FASB issued EITF Issue 04-8,  The Effect of  Contingently
Convertible  Debt on  Diluted  Earnings  Per  Share.  ("EITF  04-8").  EITF 04-8
addresses a number of issues relating to issued  securities with embedded market price contingent conversion features,  which includes  contingently  convertible preferred  stock,  and the impact on the  calculation of earnings per share on a quarterly  basis.  The EITF is effective for periods  ending after  December 15,
2004.  The  Company  adopted  the  provisions  of this  EITF for the year  ended
December  31,  2004,  and it and  had no  impact  on the  Company's  results  on operations, financial position or liquidity.

In December 2004, the FASB issued  Statement of Financial  Accounting  Standards
No. 123R,  Share-Based  Payment ("SFAS 123(R)").  The statement is a revision of
SFAS No. 123,  Accounting for Stock-Based  Compensation.  SFAS 123(R) supersedes
APB Opinion No. 25,  Accounting  for Stock Issued to Employees,  and its related implementation  guidance.  SFAS 123(R) requires that entities recognize the cost of employee services received in exchange for awards of equity instruments (i.e.
stock options) based on the grant-date fair value of those awards. The Statement is effective for the first fiscal year beginning after June 15, 2005. On January
1, 2003,  the Company  adopted the  provisions  of SFAS No. 148  Accounting  for
Stock-Based  Compensation - Transition and Disclosure,  an Amendment to SFAS No.
123  ("SFAS  148").  Effective  on that  date,  the  Company  began  recognizing compensation  cost  related to stock  option  grants.  Based upon the  Company's adoption of SFAS 148, the Company  expects to adopt the  provisions  of SFAS No.
123(R) beginning January 1, 2006 using a modified prospective  application.  The
Company does not expect the adoption to have a material  impact on the Company's results of operations, financial position or liquidity.

In December 2004, the FASB issued SFAS No. 153,  Exchanges of Nonmonetary Assets
- An  amendment  of APB Opinion No. 29 ("SFAS  153").  SFAS 153  eliminates  the exception  from fair value  measurement  for  non-monetary  exchanges of similar productive  assets in  paragraph 21 (b) of APB Opinion No. 29,  "Accounting  for
Nonmonetary  Transactions,"  and  replaces  it  with  a  general  exception  for exchanges that lack commercial substance. SFAS 153 specifies that a non-monetary exchange  has  commercial  substance  if the future cash flows of the entity are expected  to  change  significantly  as a result of the  exchange.  SFAS 153 was effective for the Company's interim periods beginning July 1, 2005. The adoption of SFAS 153 did not have a material effect on our financial  position or results of operations.

In March 2005, the FASB issued  Interpretation No. 47 Accounting for Conditional
Asset Retirement  Obligations ("FIN 47"). FIN 47 requires an entity to recognize a liability for a conditional  asset retirement  obligation when incurred if the
liability  can  be  reasonably  estimated.   FIN  47  clarifies  that  the  term
"conditional asset retirement  obligation" as used in the FASB refers to a legal obligation  to perform an asset  retirement  activity in which the timing and/or method of settlement  are  conditional  on a future event that may or may not be within the control of the entity. This legal obligation is absolute, despite the uncertainty regarding the timing and/or method of settlement.  In addition,  the fair value of a liability for the conditional asset retirement obligation should be  recognized  when  incurred:  generally  upon  acquisition,  construction  or development  and/or through normal operation of the asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset  retirement  obligation.  FIN 47 was  effective  no later than fiscal  years ending after  December  15,  2005.  The Company  adopted FIN 47 as required effective December 31, 2005. The initial  application of FIN 47 did not have a material effect on our financial position or results of operations.

In May  2005,  the FASB  issued  SFAS No.  154,  Accounting  Changes  and  Error
Corrections  ("SFAS 154"). SFAS 154 replaces APB No. 20, Accounting  Changes and
SFAS No. 3, Reporting  Accounting  Changes in Interim  Financial  Statements and
establishes  retrospective  application  as the required  method for reporting a change in  accounting  principle.  SFAS 154 provides  guidance  for  determining whether a  retrospective  application  of a change in  accounting  principle  is impracticable  and for  reporting a change  when  retrospective  application  is impracticable.  SFAS 154 is effective for accounting  changes and corrections of errors made in fiscal years  beginning after December 15, 2005. The Company does not believe  that the  adoption  of SFAS 154 will have a material  effect on our financial position and results of operations.

In October 2005, the FASB issued Staff  Position No. 13-1  Accounting for Rental
Costs  Incurred  during a  Construction  Period  ("FSP FAS 13-1").  FSP FAS 13-1
addresses the accounting for rental costs  associated with operating leases that are incurred during the construction  period.  FSP FAS 13-1 makes no distinction between the right to use a leased asset during the  construction  period and the right to use that asset after the construction period.  Therefore,  rental costs associated with ground or building  operating  leases that are incurred during a construction  period are to be recognized as rental expense,  allocated over the lease term in accordance  with SFAS No. 13 and Technical  Bulletin 85-3. FSP FAS
13-1 is effective for the first  reporting  period  beginning after December 15,
2005. Retrospective application in accordance with SFAS 154 is permitted but not required. The Company does not believe that the application of FSP FAS 13-1 will have a material impact on our financial position or results of operations.

Economic Conditions

Substantially all of the leases at the communities are for a term of one year or less, which enables the Company to seek increased rents upon renewal of existing leases or  commencement  of new leases.  These  short-term  leases  minimize the potential adverse effect of inflation on rental income,  although  residents may leave without penalty at the end of their lease terms and may do so if rents are increased significantly.

Historically,  real estate has been subject to a wide range of cyclical economic conditions, which affect various real estate sectors and geographic regions with differing  intensities and at different  times.  Starting in 2001 and continuing into 2004 many regions of the United States had  experienced  varying degrees of economic  recession  and  certain  recessionary  trends,  such  as  a  temporary reduction  in  occupancy  and  reduced  pricing  power  limiting  the ability to aggressively  raise  rents.  Starting in the second half on 2004 and  continuing into 2005,  we have seen a reversal of these  recessionary  trends.  In light of this, we will continue to review our business strategy; however, we believe that given our property type and the geographic  regions in which we are located,  we do not anticipate  any changes in our strategy or material  effects on financial performance.

Contingencies

The Company is not a party to any legal proceedings which are expected to have a material  adverse  effect on the  Company's  liquidity,  financial  position  or results of operations.  The Company is subject to a variety of legal actions for personal  injury  or  property  damage  arising  in the  ordinary  course of its business,  most of which are covered by liability  insurance.  Various claims of employment and resident  discrimination are also periodically brought. While the resolution  of these  matters  cannot be predicted  with  certainty,  management believes  that the final outcome of such legal  proceedings  and claims will not have a material adverse effect on the Company's liquidity, financial position or results of operations.

In 2001, the Company  underwent a state tax audit.  The state had assessed taxes of $469,000 for the 1998 and 1999 tax years under audit. If the state's position was applied to all tax years through  December 31, 2001, the assessment would be
$1.3 million.  At the time, the Company  believed the assessment and the state's underlying  position  were  not  supportable  by the  law  nor  consistent  with previously  provided  interpretative  guidance  from  the  office  of the  State
Secretary of Revenue.  After two subsequent  enactments by the state legislation during 2002 affecting the pertinent tax statute, the Company has been advised by outside tax counsel  that its filing  position  for  1998-2001  should  prevail.
During December 2003, the state's governor signed legislation which included the
REIT tax provisions.  Based upon this,  Company's tax counsel  expected that the outstanding  litigation should now be able to be resolved.  Effective January 1,
2003, the Company  reorganized  the ownership of Home  Properties  Trust,  which should  subject  the  Company to a much  lower  level of tax going  forward.  In
September  2004,  the  Company  settled the 1998 year under audit for a total of
$39,000,  including interest.  During 2005, the Company filed a protest with the
Pennsylvania  State Commonwealth Court concerning the 1999 tax year. The Company has had settlement discussions for the years 1999-2001 with the State and, based on these  discussions,  believes that the likelihood of settling all three years is imminent. The Company has accrued $160,000 as of December 31, 2005.

During  April,  2004,  the Company  finalized  negotiations  with New York State settling a sales and use tax audit  covering the period June 1, 1999 through May
31,  2002.  The total cost to the  Company as a result of the audit  amounted to
$861,000.  This was included in the first  quarter  2004  results and  allocated
$448,000  to  expense  and  $413,000  capitalized  to  real  estate  assets  for improvements.

As a result of this  audit,  during the  second  quarter  of 2004,  the  Company examined  its sales  and use tax  compliance  in the  other  states in which the
Company operates.  Based upon its internal  analysis,  the Company estimated its liability as of June 30, 2004 in those states where it found  non-compliance and recorded at June 30,  2004 a liability of  $1,712,000.  This was included in the
second  quarter   results  and  allocated   $761,000  to  expense  and  $951,000
capitalized  to real estate  assets for  improvements.  The  liability  recorded relates to the period  beginning on the later of: (i) the date the Company first purchased  property in the applicable  state; or (ii) January 1, 1997 and ending on June 30, 2004. In addition, the Company increased the liability for sales tax exposure  by $68,000 for the  six-month  period  ended  December 31,  2004.  The
Company  filed  Voluntary  Disclosure  Agreements  ("VDAs") with the four states where it had  significant  financial  exposure.  During  the first six months of
2005, the Company  signed VDAs with these states  limiting the VDA filing period back to January 1, 2001, and the Company had satisfied all financial obligations under the VDAs.  For the three- and six-month  periods ended June 30, 2005,  the
Company  had  recorded  adjustments  to the  liability  for both the  effects of signing the VDAs as well as for the results of the Company's  additional testing for the first six  months.  The net impact of these  adjustments  resulted  in a decrease in real estate  assets of  $175,000,  interest  expense of $115,000 and operating  expenses of $108,000 for a net  decrease to the accrued  liability of
$398,000.  During the third quarter of 2005, the Company finalized  negotiations with New York State  settling a sales tax audit covering the period June 1, 2002 through November 30, 2004. The settlement was not materially different from what had been accrued. The result of the payments on the VDAs and this New York State audit is that the sales tax accrual  which had been  $1,712,000  (as  referenced above) has been reduced to $0 at December 31, 2005.

In connection with the issuance of the Series F Preferred  Stock, the Company is required to maintain for each fiscal  quarterly  period a fixed charge  coverage ratio, as defined in the Series F Cumulative Redeemable Preferred Stock Articles
Supplementary to the Company's  Articles of  Incorporation,  of 1.75 to 1.0. The
fixed  charge  coverage  ratio and the  components  thereof do not  represent  a measure of cash generated from operating activities in accordance with generally accepted  accounting  principles  and are  not  necessarily  indicative  of cash available to fund cash needs. Further, this ratio should not be considered as an alternative measure to net income as an indication of the Company's  performance or of cash flow as a measure of  liquidity.  The Company has been in  compliance with the covenant since the Series F Preferred Stock was issued.  If the Company fails to be in compliance with this covenant for six or more consecutive  fiscal quarters, the holders of the Series F Preferred Stock would be entitled to elect two directors to the board of directors of the Company.